Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED

PURCHASE AGREEMENT

BY AND AMONG

MORGAN STANLEY (solely for purposes of Article 5, Section 7.4, Article 11 and Article 12),

SCI SERVICES, INC.,

SAXON MORTGAGE SERVICES, INC.,

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,

OCWEN FINANCIAL CORPORATION (solely for purposes of Section 6.11, Section 6.12, Section 7.4, Section 7.8, Section 7.14, Section 10.2(b), Article 11 and Article 12)

AND

OCWEN LOAN SERVICING, LLC

DATED AS OF March 18, 2012

i

ii

iii

EXHIBITS

Exhibit A – Form of Assignment and Assumption Agreement

Exhibit B – Form of Bill of Sale

Exhibit C – Restructuring Transactions Step Plan

Exhibit D – Calculation Principles for the Adjustment Amount

Exhibit E – Restricted Subservicing Agreement

Exhibit F – Subsequent Transfer Seller Bringdown Certificate

Exhibit G – Subsequent Transfer Buyer Bringdown Certificate

Exhibit H – Amendment No. 1 to the Original Purchase Agreement

Exhibit I – Global Subservicing Agreement

iv

AMENDED AND RESTATED PURCHASE AGREEMENT

This AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”), dated as of March 18, 2012, is made by and among SCI Services, Inc., a Virginia corporation (the “Company”), Saxon Mortgage Services, Inc., a Texas corporation (“Seller”), Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (“Parent”), solely for the purposes of Article 5, Section 7.4, Article 11 and Article 12, Morgan Stanley, a Delaware corporation (“Morgan Stanley”), Ocwen Loan Servicing, LLC, a Delaware limited liability company (“Buyer”), and solely for the purposes of Section 6.11, Section 6.12, Section 7.4, Section 7.8, Section 7.14, Section 10.2(b), Article 11 and Article 12, Ocwen Financial Corporation, a Florida corporation (“OFC”). The Company, Seller, Parent and Buyer shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, the Parties (and certain of their Affiliates) entered into a Purchase Agreement, dated as of the Execution Date (the “Original Purchase Agreement”);

WHEREAS, the Parties now wish to amend and restate the Original Purchase Agreement in its entirety as set forth herein;

WHEREAS, the transactions set forth in the Restructuring Transactions Step Plan in Exhibit C (the “Restructuring Transactions”) have been or will be consummated prior to the Closing Date;

WHEREAS, Parent or an Affiliate of Parent owns the MS Servicing Rights;

WHEREAS, Parent or an Affiliate of Parent will use reasonable best efforts to cause the MS Servicing Rights to be transferred to Seller (the “MSSR Transfer”); and

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, at the Closing, each Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, Buyer will acquire from Seller the Closing Purchased Assets and Subsequent Transfer Purchased Assets, as forth herein, and Buyer will assume the Assumed Liabilities as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.5(b)(ii).

1

“Action” means any civil, criminal, investigative or administrative claim, demand, action, suit, charge, citation, complaint, notice of violation, proceeding (public or private), litigation, prosecution, arbitration or inquiry by or before any Governmental Entity whether at law, in equity or otherwise.

“Adjustment Amount” means the amounts (which may be a positive or a negative number) determined in accordance with Exhibit D.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Debt Financing” has the meaning set forth in Section 7.14(b).

“Ancillary Documents” means each Assignment and Assumption Agreement, each Bill of Sale, the Restricted Subservicing Agreement, the documents used to effect the consummation of the MSSR Transfer and Restructuring Transactions (including, in each case, any and all exhibits, schedules and attachments to such documents and any other documents executed or delivered in connection therewith), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Ancillary Income” means any and all income, revenue, fees, expenses, charges or other monies that the Seller is entitled to receive, collect or retain as servicer or subservicer pursuant to the Servicing Agreements (other than Servicing Fees), including fees payable to the Seller under HAMP, fees and charges for dishonored checks (insufficient funds fees), payoff fees, assumption fees, late fees, commissions and administrative fees on insurance and similar fees and charges collected from or assessed against mortgagors to the extent payable to the Seller, as servicer or subservicer, under the terms of the Servicing Agreements.

“Applicable Subsequent Transfer Conditions” has the meaning set forth in Section 2.3(b)(i).

“Assignment and Assumption Agreement” means each Assignment and Assumption Agreement to be executed by the Seller and the Buyer on the Closing, each Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, substantially in the form of Exhibit A attached hereto.

“Assumed Liabilities” has the meaning set forth in Section 2.2(b).

“Basket Amount” has the meaning set forth in Section 11.4(a).

“Bill of Sale” means each Bill of Sale to be executed by the Seller and the Buyer at the Closing Date, each Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, substantially in the form of Exhibit B attached hereto.

2

“Burdensome Condition” means (x) any condition that would reasonably be likely to constitute a Material Adverse Effect or (y) any condition that would reasonably be likely to materially impair the ability of OFC or its Subsidiaries to continue to conduct their respective businesses (including the Business) following the Closing substantially in the manner conducted immediately prior to the Closing (after giving effect to any changes relating to the Business as contemplated by this Agreement and the Ancillary Documents).

“Business” has the meaning set forth on Section 1.1(a) of the Disclosure Schedules.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Fundamental Representations and Warranties” means the representations and warranties of (i) Buyer set forth in Section 6.1 (Organization), Section 6.2 (Authority) and Section 6.5 (Brokers) and (ii) OFC set forth in Section 6.11 (Organization and Authority of OFC).

“Buyer Indemnitee” has the meaning set forth in Section 11.2(a).

“Buyer Trigger Conditions” has the meaning set forth in Section 10.2(b)(ii).

“Calculation Time” means, as applicable, 12:01 A.M. New York time on the Closing Date, each Subsequent Transfer Date and the Subsequent Transfer Clean-Up Date, as applicable.

“Claims” means any and all past, existing or future, claims, demands, obligations, liabilities, debt, obligation or commitments of any kind, whether known or unknown, suspect or unsuspected, at law or in equity, solely arising from or related to any act or omission by any Group Company prior to the Closing.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Assets Purchase Price” means $1,451,487,000 plus the MSR Premium.

“Closing Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Mortgage Loans” means the Mortgage Loans serviced by Seller or a Seller Affiliate under the Closing Date Servicing Agreements.

“Closing Date Servicing Agreement” means any Servicing Agreement listed on Section 3.9(a)(i) of the Disclosure Schedules.

3

“Closing Excluded Liabilities” has the meaning set forth in Section 2.2(c).

“Closing Excluded Taxes” means: (a) all Taxes owed by Morgan Stanley, Parent, Seller, the Group Companies or any of their respective Affiliates for any period, other than any Taxes imposed with respect to the Closing Purchased Assets or the Closing Assumed Liabilities or the income derived therefrom for any Post-Closing Period; (b) all Taxes relating to the Closing Excluded Liabilities for any period; and (c) all Taxes relating to the Closing Purchased Assets (including the income derived therefrom) or the Closing Assumed Liabilities imposed with respect to or otherwise attributable to any Pre-Closing Period.

“Closing Payment” means the (i) Closing Assets Purchase Price, plus (ii) the Estimated Adjustment Amount (which may be a positive or negative number) calculated in respect of the Purchased Assets.

“Closing Purchased Assets” has the meaning set forth in Section 2.1(a).

“Closing Statement” has the meaning set forth in Section 2.5(b)(i).

“Closing Statement Date” has the meaning set forth in Section 2.5(b)(i).

“Closing Statement Date Shortfall Amount” has the meaning set forth in Section 2.5(b)(i).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committed Lenders” means Credit Suisse AG, New York Branch, Wells Fargo Bank, National Association and their successors and assigns.

“Common Interest Matters” has the meaning set forth in Section 7.8(f).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.5(a).

“Contract” means any written or oral agreement, contract, commitment, instrument, undertaking, loan agreement, credit agreement, note, bond, mortgage, indenture, lease or other obligation (but excluding any Licenses and Permits), in each case which is legally binding, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, equity or debt interests, by Contract or otherwise. The terms “Controlled”, “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, Morgan Stanley shall be deemed not to be Controlled by any Person. For the purposes of this Agreement, OFC shall be deemed not to be Controlled by any Person

4

“Controlling Party” has the meaning set forth in Section 11.3(e).

“Conversion Plan” has the meaning set forth in Section 7.15(b).

“Criminal Third Party Claim” has the meaning set forth in Section 11.3(g).

“Custodial Account” means (i) each trust account maintained by the Company or any of its Subsidiaries, as servicer, pursuant to the Servicing Agreements, for the benefit of the applicable trustee and/or the applicable noteholders or certificateholders and (ii) any amounts deposited or maintained therein.

“Custodial Account Funded Advances” means, at any time, the aggregate amount of Servicer Advances of delinquent principal and interest payment on Mortgage Loans required under the related Servicing Agreements, which the servicer has either funded or reimbursed using funds on deposit in the related Custodial Account that were held for distribution on a future distribution date, less all amounts paid by the servicer into such Custodial Accounts to reimburse such Custodial Accounts for amounts used to fund or reimburse such Servicer Advances.

“Custodial File” means, with respect to any Mortgage Loan, all of the documents maintained on file with a document custodian or trustee with respect to such Mortgage Loan.

“De Minimis Threshold” has the meaning set forth in Section 11.4(c).

“Debt Commitment Letters” has the meaning set forth in Section 6.6(a).

“Debt Financing” has the meaning set forth in Section 6.6(a).

“Defendant Party” has the meaning set forth in Section 7.8(h).

“Definitive Shortfall Amount” has the meaning set forth in Section 2.5(b)(i).

“Delivery Date” has the meaning set forth in Section 7.11.

“Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement and delivered by Seller to Buyer prior to the execution and delivery of this Agreement.

“Eligible Assets” has the meaning set forth in Section 2.3(b)(ii).

“Eligible MSRs” has the meaning set forth in Section 2.5(g)(iii).

“Estimated Adjustment Amount” has the meaning set forth in Section 2.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

“Estimated Shortfall Amount” has the meaning set forth in Section 2.5(a).

5

“Excluded Liabilities” has the meaning set forth in Section 2.2(d).

“Execution Date” means October 19, 2011.

“Expiration Date” has the meaning set forth in Section 11.1(a).

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal (Eastern Edition) in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365-day year.

“FHLMC” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“Final Closing Shortfall Amount” has the meaning set forth in Section 2.5(d)(ii).

“Final Definitive Shortfall Amount” has the meaning set forth in Section 2.5(d)(iii).

“Final Purchase Price” has the meaning set forth in Section 2.5(d)(i).

“FNMA” means the Federal National Mortgage Association or any successor thereto.

“GAAP” means United States generally accepted accounting principles.

“Global Subservicing Agreement” means the subservicing agreement between Seller and the Buyer on substantially the same terms contained in the form attached hereto as Exhibit I with such modifications as reasonably agreed between the Parties.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example (but not limited to the following), the “Governing Documents” of a corporation are its certificate of incorporation or articles of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means (i) any federal, state, local, municipal, foreign or other government (including any political or other subdivision or judicial, legislative, executive, regulatory or administrative entity, branch, agency, department, board, bureau, commission, authority or other body of any of the foregoing), (ii) any governmental, quasi governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, (iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic or (iv) any of the GSEs.

6

“Group Companies” means, collectively, the Company and each of its Subsidiaries after giving effect to the Restructuring Transactions.

“GSEs” means FNMA, FHLMC, the Federal Housing Administration, the Government National Mortgage Association and Federal Home Loan Banks.

“HAMP” means the Home Affordable Modification Program created under the Emergency Economic Stabilization Act of 2008.

“HELOC Loans” has the meaning set forth in Section 2.3(b).

“HELOC Loans Setup Date” has the meaning set forth in Section 2.3(b).

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Insurance Policies” has the meaning set forth in Section 3.17.

“Integration Coordinators” has the meaning set forth in Section 7.3(b).

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, code, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

“Liability” means any liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, fixed, absolute or contingent.

“Licenses and Permits” means, collectively, all licenses, registrations, permits, orders, franchises, variances, exemptions, exceptions, consents, clearances, filings, approvals and certificates of occupancy now or hereafter issued, approved, required or granted by any Governmental Entity in connection with the operations of the Group Companies, together with all renewals and modifications thereof.

“Lien” means any mortgage, pledge, security interest, encumbrance or lien.

“Loan File” means, with respect to each Mortgage Loan, (i) the Custodial File and all other documents, instruments, agreements and records in the possession of the Seller relating to such Mortgage Loan that are reasonably necessary for the servicing of such Mortgage Loan and (ii) the right (if any) to request or demand copies of any document, instrument, agreement or record relating to such Mortgage Loan under the applicable Servicing Agreement or applicable Mortgage Loan documents.

7

“Loss” has the meaning set forth in Section 11.2(a).

“Loss Sharing Claim” means any Action, whenever made (including, without limitation, all Pending Claims and Ordinary Course Claims), by any third party against any Seller Indemnitee or any Buyer Indemnitee (other than those Actions which are included within any Retained Liability) resulting from or arising out of any actual or alleged breach or violation of Law, License or Permit or Contract (other than this Agreement or any Ancillary Document) by any Group Company prior to Closing, in each case in connection with the performance of any mortgage servicing activities (including, without limitation, payment collections, loss mitigation activities, loan modifications, foreclosures, evictions or similar activities) by any of the Group Companies, whether pursuant to any Servicing Agreement or otherwise; provided, however, that Loss Sharing Claims shall not include any (i) Retained Liability (except as provided in clause (i) of paragraph (7) of Section 1.1(e) of the Disclosure Schedules) or (ii) any Liabilities that OFC or any of its Affiliates has, or may have in the future, under its subservicing arrangements existing on the date hereof.

“Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had a material adverse effect upon the Purchased Assets or the Assumed Liabilities, taken as a whole; provided, however, that any such change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the United States economy generally, the housing or mortgage market or the mortgage servicing industry, (ii) any national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any Law or other general binding directives issued by any Governmental Entity, (vi) effects or conditions resulting from the announcement of the transactions contemplated by this Agreement or the identity of Buyer (including employee departures), (vii) any material failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Execution Date; provided that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (vii), (viii) settlements or agreements entered into between one or more mortgage servicers, on the one hand, and a Governmental Entity or Governmental Entities, on the other, (ix) any increases or decreases in servicing advances, (x) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby; provided that, for the purposes of this clause (x) only, any action taken by the Group Companies to comply with Section 7.1(a) and (b) shall not be deemed to be an action contemplated by this Agreement, (xi) any adverse change in or effect on the Purchased Assets or the Assumed Liabilities that is cured prior to the Closing, or (xii) any development related to litigation, regulatory matters or compliance with Law, Licenses or Permits that is adverse to the Group Companies (except for unforeseen regulatory action directed exclusively against the Company (the substance of which is not also directed at other mortgage loan servicers, whether or not supervised by the same Governmental Entities as the Company) that materially and adversely restricts the Company’s long term ability to perform its obligations under its Servicing Agreements, in each case, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred; provided, further, however, that any change, development, circumstance, effect, event or fact referred to in clauses (i) through (v) may be taken into account in determining whether or not there has been a “Material Adverse Effect” to the extent such change, development, circumstance, effect, event or fact has a materially disproportionate adverse affect on the Purchased Assets or the Assumed Liabilities, taken as a whole, as compared to other mortgage servicers similar to the Group Companies (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a “Material Adverse Effect”).

8

“Materials” means (i) all previously prepared memoranda of law and all analyses and materials related to an MS Claim, (ii) all agreements, contracts and other memoranda, including preparatory materials, drafts and all oral and written communications pertaining to an MS Claim, and (iii) any documents or other information relating to an MS Claim that would otherwise be protected by any applicable privilege or work product protection from disclosure to third parties other than the Parties hereto. For the avoidance of doubt, Materials shall not include any information relating to a Party which is or becomes publicly available other than through a breach of this Agreement by the disclosing Party.

“Mortgage Loan” means any residential mortgage loan, chattel loan or other loan or extension of credit (including any related REO Property and all Mortgage Loans subject to HAMP, including any Mortgage Loans in a trial modification period or as to which a modification is in process) with respect to which the Seller owns (or will, following the MSSR Transfer, own) the Servicing Rights as of the Closing Date, the applicable Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date.

“MS Claim” means any claim or Action (including any repurchase demand or claim) brought or made against any Seller Indemnitee, including claims made prior to the commencement of an Action (including, without limitation, in the form of correspondence from a borrower, investor or financial guarantor) in respect of any residential mortgage loan, chattel loan or other loan for which any Group Company is or was the holder of the Servicing Rights, or otherwise relating to or arising from the conduct or operations of the Company or its Subsidiaries, including any claim or Action resulting from or arising out of any act or omission, an actual or alleged breach or violation of Law, License or Permit or Contract by the Company or any of its Subsidiaries, in each case in connection with the performance by the Company or any of its Subsidiaries of its obligations under Servicing Agreements or any sub-servicing arrangements, or otherwise related to any mortgage loan in respect of which the Company or any of its Subsidiaries performed servicing, subservicing, administrative, ministerial, due diligence or other related functions on behalf of or at the request of Morgan Stanley, Parent or any of its Affiliates.

“MS Names and Marks” has the meaning set forth in Section 7.10(a).

9

“MS Servicing Rights” means the Servicing Rights identified on Section 1.1(c) of the Disclosure Schedules.

“MSR Premium” means $43,600,750.

“MSSR Servicing Agreements” has the meaning set forth in Section 2.5(e).

“MSSR Transfer” shall have the meaning set forth in the recitals to this Agreement.

“New Debt Commitment Letter” has the meaning set forth in Section 7.14(b).

“Non-Controlling Party” has the meaning set forth in Section 11.3(e).

“Notice of Claim” has the meaning set forth in Section 11.2(c).

“Objection” has the meaning set forth in Section 2.5(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.5(b)(ii).

“OFC” has the meaning set forth in the introductory paragraph to this Agreement.

“Ordinary Course Claim” means any Action against any of the Group Companies or any properties or rights of the Group Companies, which (a) if adversely decided, would not reasonably be expected to result in monetary damages in excess of $350,000, (b) does not challenge or seek to prevent, enjoin or delay the transactions contemplated by the Transaction Agreements or (c) does not involve allegations of criminal behavior regarding the properties, assets and operations of any of the Group Companies, the Business or any of its employees.

“Ordinary Course of Business” has the meaning set forth in Section 3.7.

“Original Commitment Letters” has the meaning set forth in Section 7.11.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Pending Claim” means any Action pending or threatened as of the Execution Date including those set forth on Section 3.13 of the Disclosure Schedules.

10

“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings (if applicable), (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) which would not be reasonably likely to materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens which would not be reasonably likely to materially interfere with the Group Companies’ present uses or occupancy of the real property or assets affected thereby, (v) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (vii) matters that would be disclosed by an accurate survey or inspection of the real property which would not be reasonably likely to materially interfere with the Group Companies’ present uses or occupancy of the real property affected thereby, (viii) Liens described on Section 1.1(d) of the Disclosure Schedules and (ix) any Lien or other matter affecting the right, title or interest of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease agreement or in the property being licensed, sublicensed, leased or subleased, and any statutory Lien of any licensor, sublicensor, lessor or sublessor under a real property license, sublicense, lease or sublease, in each case, which would not be reasonably likely to materially interfere with the Group Companies’ present uses or occupancy of the property or assets affected thereby.

“Person” shall mean any individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, unincorporated organization or association, trust, joint venture, association, Governmental Entity or other similar entity, whether or not a legal entity.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Post-Subsequent Transfer Period” means any taxable period (or portion thereof) beginning after the applicable Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable.

“Pre-Subsequent Transfer Period” means any taxable period (or portion thereof) ending on or prior to the applicable Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable.

“Purchased Assets” has the meaning set forth in Section 2.1(b).

“Purchase Price” means the (i) Closing Assets Purchase Price plus (ii) the Adjustment Amount (which may be a positive or negative number) as finally determined in accordance with Section 2.5(b).

“Related Escrow Accounts” means all funds held by the Company and its Subsidiaries in respect of the Mortgage Loans (other than the Custodial Accounts) for the benefit of the mortgagors, including all buy-down funds, tax and insurance funds and other escrow and impound amounts (including interest accrued thereon held for the benefit of the mortgagors).

11

“Remaining Subsequent Transfer Assets” has the meaning set forth in Section 2.3(b)(i).

“REO Property” means real estate, owned property and chattels resulting from the foreclosure or repossession of such property by a Group Company.

“Required Financials” has the meaning set forth in Section 7.18.

“Responsible Party” has the meaning set forth in Section 11.3(a).

“Restricted Servicing Rights” has the meaning set forth in Section 2.5(g)(i).

“Restricted Subservicing Agreement” has the meaning set forth in Section 2.5(g)(i).

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Retained Liability” means any Losses associated with the Actions set forth on Section 1.1(e) of the Disclosure Schedules. For the avoidance of doubt, except as provided on Section 1.1(e) of the Disclosure Schedules, “Retained Liability” shall not include, without limitation, (i) Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of Actions with respect to loan origination or related activity against a Group Company in any capacity (such as servicer or sub-servicer) other than in its capacity as sponsor, originator or depositor or (ii) any Liabilities that OFC or any of its Affiliates has, or may have in the future, under its subservicing arrangements existing on the date hereof.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Fundamental Representations and Warranties” means the representations and warranties of (i) the Company and Seller set forth in Section 3.1(a) (Organization), Section 3.2 (Authority), Section 3.22 (Title to Purchased Assets) and Section 3.23 (Brokers and Finders), (ii) Parent set forth in Section 4.1 (Organization; Authority), Section 4.3 (Ownership) and Section 4.6 (Brokers) and (iii) Morgan Stanley set forth in Section 5.1 (Organization and Authority).

“Seller Indemnitee” has the meaning set forth in Section 11.2(b).

“Servicer Advances” means, with respect to a Mortgage Loan, servicing advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.

“Servicer Advance Receivable” means, with respect to any Servicer Advances, the contractual right to reimbursement pursuant to the terms of the applicable Servicing Agreement for such Servicer Advances made by the Seller in its capacity as servicer or subservicer pursuant to such Servicing Agreement, which Servicer Advances have not previously been reimbursed, and including all rights of the servicer to enforce payment of such obligation under the related Servicing Agreement.

12

“Servicing Agreement” means any Contract pursuant to which Seller is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and to foreclose, repossess or liquidate collateral after default, or serve as a subservicer, for any Mortgage Loan.

“Servicing Agreement Consents” means the requisite consents under the Servicing Agreements listed on Section 3.5 of the Disclosure Schedules.

“Servicing Fees” means all compensation payable to the Seller as servicer under the Servicing Agreements, including each servicing fee payable based on a percentage of the outstanding principal balance of the Mortgage Loans and any other amounts payable to the Seller as servicer (including any deferred or accrued Servicing Fees, as reflected on the Estimated Closing Statement) under the Servicing Agreements, but excluding all Ancillary Income.

“Servicing Rights” means, with respect to any Mortgage Loan, all of Seller’s right, title and interest in and to (a) the right and obligation to administer, collect and remit payments of principal and interest, and to provide reporting information to others in accordance with the related Servicing Agreement, (b) to collect and forward payments of Taxes, insurance and other escrow amounts, (c) the Custodial Accounts (and the earnings and benefits related thereto) and the right to administer escrow accounts (including the Related Escrow Accounts) and any and all custodial or escrow accounts established for the servicing of the Mortgage Loans, including, to the extent provided in the applicable Servicing Agreement, any right to direct the disposition, disbursement, distribution on or investment of amounts deposited therein, (d) the provision of all other services required with regard to such Mortgage Loan, (e) the right to receive all Servicing Fees, Ancillary Income and other contractually provided compensation for such services and to exercise any rights as a servicer or subservicer pursuant to the related Servicing Agreement, (f) the right of ownership, possession, control and use of any and all Loan Files and other relevant documents and accounts pertaining to the servicing of the Mortgage Loans to the extent provided to Seller in any Servicing Agreement, (g) the rights with respect to, and obligations to make, any Servicer Advances as required pursuant to any Servicing Agreement, (h) the “clean-up call” right, if any, to purchase the Mortgage Loans upon the aggregate principal balance thereof being reduced below a specified amount to the extent provided to Seller in any Servicing Agreement, (i) the right to enter into arrangements that generate Ancillary Income in respect of the Mortgage Loans to the extent provided to Seller or otherwise permitted under any Servicing Agreement, and (j) all other rights, powers and privileges of Seller as the servicer or subservicer under the Servicing Agreements as expressly set forth therein or as deemed at law.

“Servicing Transfer” has the meaning set forth in Section 7.17.

“Shared Defendant Party” has the meaning set forth in Section 7.8(h).

“Shared Litigation” has the meaning set forth in Section 7.8(h).

“Shared Loss Cap” means an amount equal to $83,000,000.

13

“Shortfall Amount” means the sum of any reconciled shortfalls net of excess amounts (expressed as a positive number), if any, contained in the Custodial Accounts and Related Escrow Accounts as of the Closing Date, other than any shortfalls in the Custodial Accounts as of the Closing Date resulting from the use by or on behalf of the Company or its Subsidiaries of funds on deposit in such Custodial Accounts in respect of any Custodial Account Funded Advances. A “shortfall” in any Custodial Account or Related Escrow Account on any date means the amount by which amounts required to be on deposit therein pursuant to the related Servicing Agreement exceeds the amount on deposit therein.

“Shortfall Statement” has the meaning set forth in Section 2.5(b)(i).

“Subsequent Transfer Assumed Liabilities” has the meaning set forth in Section 2.2(b).

“Subsequent Transfer Buyer Bringdown Certificate” means each Subsequent Transfer Buyer Bringdown Certificate to be executed by the Buyer and delivered to Seller on each Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, substantially in the form of Exhibit G attached hereto.

“Subsequent Transfer Clean-Up Date” has the meaning set forth in Section 2.3(b)(i).

“Subsequent Transfer Date” has the meaning set forth in Section 2.3(b).

“Subsequent Transfer Excluded Liabilities” has the meaning set forth in Section 2.2(d).

“Subsequent Transfer Excluded Taxes” means: (a) all Taxes owed by Morgan Stanley, Parent, Seller, the Group Companies or any of their respective Affiliates for any period other than any Taxes imposed with respect to the applicable Subsequent Transfer Purchased Assets or the applicable Subsequent Transfer Assumed Liabilities or the income derived therefrom for any applicable Post-Subsequent Transfer Period; (b) all Taxes relating to the applicable Subsequent Transfer Excluded Liabilities for any period; and (c) all Taxes relating to the applicable Subsequent Transfer Purchased Assets (including the income derived therefrom) or the applicable Subsequent Transfer Assumed Liabilities imposed with respect to or otherwise attributable to any Pre-Subsequent Transfer Period.

“Subsequent Transfer Mortgage Loans” means the Mortgage Loans serviced by Seller or a Seller Affiliate under the Subsequent Transfer Servicing Agreements.

“Subsequent Transfer Purchased Assets” has the meaning set forth in Section 2.1(b).

“Subsequent Transfer Seller Bringdown Certificate” means each Subsequent Transfer Seller Bringdown Certificate to be executed by the Seller and delivered to Buyer on each Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, substantially in the form of Exhibit F attached hereto.

14

“Subsequent Transfer Servicing Agreement” means any Servicing Agreement listed on Section 3.9(a)(ii) of the Disclosure Schedules.

“Subservicing Termination Date” has the meaning set forth in Section 2.5(g)(i).

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or Control any, managing director or general partner of such business entity (other than a corporation) or (b) another Person the accounts of which would be consolidated with and into those of the first Person in such first Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind, including income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, ad valorem excise, severance, stamp, occupation, windfall profits, customs duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding tax, and any interest, penalties or additions to tax in respect of the foregoing.

“Tax Returns” means all reports, returns, information returns, elections, agreements, declarations or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Termination Date” has the meaning set forth in Section 10.1(d).

“Termination Fee” has the meaning set forth in Section 10.2(b).

“Third Party Claim” has the meaning set forth in Section 11.3(a).

“Top Mortgage Servicers” means the twenty (20) largest residential mortgage servicers by market share as set forth in “Inside Mortgage Finance”, Ocwen Loan Servicing, LLC and Litton Loan Servicing LP.

15

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Documents.

“Transfer Taxes” has the meaning set forth in Section 8.1.

“UPB” has the meaning set forth in Section 7.17(a).

ARTICLE 2

PURCHASE AND SALE

Section 2.1              Purchased Assets.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase, acquire and accept from Seller, and Seller will sell, convey, assign, transfer and deliver to Buyer, all of Seller’s right, title and interest in and to the following assets (the “Closing Purchased Assets”), solely to the extent related to the Closing Date Mortgage Loans (other than with respect to the assets set forth in Section 2.1(a)(ii)(c)), free and clear of all Liens (other than those arising from acts of Buyer or its Affiliates):

(i)           subject to the receipt of the applicable Servicing Agreement Consents (but subject to Section 2.5(g)), the Servicing Rights and the Servicing Agreements including (A) all Servicing Fees accrued but not collected as of the Calculation Time and all late fees and Ancillary Income due or assessed but not collected as of the Calculation Time and (B) all rights to receive (1) reimbursement pursuant to the Servicing Agreements for Servicer Advances outstanding as of the Calculation Time and (2) Servicing Fees that are accrued and unpaid with respect to the Servicing Agreements as of the Calculation Time;

(ii)           any and all Servicer Advance Receivables that are outstanding as of the Closing (which, for the avoidance of doubt, shall include any and all Servicer Advance Receivables related to (a) the Closing Purchased Assets, (b) the Restricted Servicing Rights and (c) the Subsequent Transfer Mortgage Loans);

(iii)           all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by Seller against any mortgagor to the extent related exclusively to the Closing Purchased Assets and/or Closing Assumed Liabilities, whether pending as of the Closing Date or that arise after the Closing Date; provided, however, that the Closing Purchased Assets shall not include any claim or right of reimbursement or indemnity against any Person held by Seller in respect of any Excluded Liability; and

(iv)           all credits, prepaid expenses, deferred charges, security deposits, prepaid items and duties as of the Calculation Time to the extent related to the Closing Date Mortgage Loans.

16

(b)           Upon the terms and subject to the conditions set forth in this Agreement, following the Closing, (i) at each Subsequent Transfer Date and, subject to Section 2.3(b), upon satisfaction of the Applicable Subsequent Transfer Conditions and (ii) with respect to the Remaining Subsequent Transfer Assets, on the Subsequent Transfer Clean-Up Date, as applicable, Buyer will acquire and accept from Seller, and Seller will convey, assign, transfer and deliver to Buyer, all of Seller’s right, title and interest in and to the following assets, solely to the extent related to (x) the applicable Subsequent Transfer Mortgage Loans for which the Applicable Subsequent Transfer Conditions have been obtained or (y) the Remaining Subsequent Transfer Assets as of the Subsequent Transfer Clean-Up Date, as applicable, (the “Subsequent Transfer Purchased Assets” and together with the Closing Purchased Assets, the “Purchased Assets”), free and clear of all Liens (other than those arising from acts of Buyer or its Affiliates):

(i)           the Servicing Rights and the Servicing Agreements including (A) all Servicing Fees accrued but not collected as of the applicable Calculation Time and all late fees and Ancillary Income due or assessed but not collected as of the applicable Calculation Time and (B) all rights to receive (1) reimbursement pursuant to the Servicing Agreements for Servicer Advances outstanding as of the applicable Calculation Time and (2) Servicing Fees that are accrued and unpaid with respect to the Servicing Agreements as of the applicable Calculation Time;

(ii)          subject to Section 2.1(a)(ii) above, all Servicer Advance Receivables relating to the Subsequent Transfer Mortgage Loans that are outstanding as of the applicable Calculation Time;

(iii)         all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by Seller against any mortgagor to the extent related exclusively to the Subsequent Transfer Purchased Assets and/or Subsequent Transfer Assumed Liabilities, whether pending as of the applicable Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, or that arise after the Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable; provided, however, that the Subsequent Transfer Purchased Assets shall not include any claim or right of reimbursement or indemnity against any Person held by Seller in respect of any Excluded Liability;

(iv)         all credits, prepaid expenses, deferred charges, security deposits, prepaid items and duties as of the Calculation Time to the extent related to the Subsequent Transfer Purchased Assets; and

(v)          the assets set forth on Section 2.1(b)(v) of the Disclosure Schedules.

Section 2.2              Assumption of Liabilities; Excluded Liabilities.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume and shall agree to perform and discharge the following Liabilities related to the Closing Purchased Assets (the “Closing Assumed Liabilities”):

(i)           without limiting the obligations of either Morgan Stanley, Seller and Parent under Section 11.2(a) or Buyer and OFC under Section 11.2(b), all Liabilities related to the Closing Purchased Assets;

17

(ii)           all Liabilities arising from or related to the conduct of the Business or the use of the Closing Purchased Assets to the extent in respect of any period from and after the Closing Date, including all Liabilities arising from any litigation relating to the conduct of the Business from and after the Closing Date or the use of the Closing Purchased Assets from and after the Closing Date;

(iii)           all Liabilities to reimburse, restore or repay all Shortfall Amounts (including any Custodial Account Funded Advances) to the related Custodial Accounts and Related Escrow Accounts; and

(iv)           all Liabilities set forth on Section 2.2(a)(iv) of the Disclosure Schedules.

(b)           Upon the terms and subject to the conditions set forth in this Agreement, (i) at each Subsequent Transfer Date, upon satisfaction of the Applicable Subsequent Transfer Conditions and (ii) with respect to the Remaining Subsequent Transfer Assets, on the Subsequent Transfer Clean-Up Date, as applicable, Buyer will assume and shall agree to perform and discharge the following Liabilities, solely to the extent related to (x) the applicable Subsequent Transfer Mortgage Loan for which the Applicable Subsequent Transfer Conditions have been satisfied or (y) the Remaining Subsequent Transfer Assets as of the Subsequent Transfer Clean-Up Date, as applicable (the “Subsequent Transfer Assumed Liabilities” and together with the Closing Assumed Liabilities, the “Assumed Liabilities”):

(i)           without limiting the obligations of Morgan Stanley, Seller and Parent under Section 11.2(a) or Buyer and OFC under Section 11.2(b), all Liabilities related to the Subsequent Transfer Purchased Assets;

(ii)          all Liabilities arising from or related to the conduct of the Business or the use of the Subsequent Transfer Purchased Assets to the extent in respect of any period from and after the applicable Subsequent Transfer Date or Subsequent Transfer Clean-Up Date, as applicable, including all Liabilities arising from any litigation relating to the conduct of the Business from and after the applicable Subsequent Transfer Date or Subsequent Transfer Clean-Up Date, as applicable, or the use of the Subsequent Transfer Purchased Assets from and after the applicable Subsequent Transfer Date or Subsequent Transfer Clean-Up Date, as applicable;

(iii)         all Liabilities to reimburse, restore or repay all Shortfall Amounts (including any Custodial Account Funded Advances) to the related Custodial Accounts and Related Escrow Accounts; and

(iv)         all Liabilities set forth on Section 2.2(b)(iv) of the Disclosure Schedules.

18

(c)           Notwithstanding Section 2.2(a), from and after the Closing, Seller shall retain, and shall be responsible for paying, performing and discharging when due (and the Buyer shall not assume, or have any responsibility for, any and all Liabilities of Morgan Stanley, Parent, Seller, the Group Companies or any of their respective Affiliates, whether past, present or future, other than the Closing Assumed Liabilities, including the following Liabilities (the “Closing Excluded Liabilities”):

(i)            until such time as (i) the Applicable Subsequent Transfer Conditions are satisfied with respect to the related Subsequent Transfer Purchased Assets or (ii) the Subsequent Transfer Clean-Up Date has occurred, with respect to the Remaining Subsequent Transfer Assets, as applicable, the Subsequent Transfer Assumed Liabilities;

(ii)            the Closing Excluded Taxes; and

(iii)           all Liabilities set forth on Section 2.2(c)(iii) of the Disclosure Schedules.

(d)           Notwithstanding Section 2.2(b), from and after (i) each Subsequent Transfer Date or (ii) the Subsequent Transfer Clean-Up Date, with respect to the Remaining Subsequent Transfer Assets, as applicable, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Buyer shall not assume, or have any responsibility for, any and all Liabilities of Morgan Stanley, Parent, Seller, the Group Companies or any of their respective Affiliates whether past, present or future, other than applicable Subsequent Transfer Assumed Liabilities related to the applicable Subsequent Transfer Mortgage Loans which have been assumed by Buyer in accordance with Section 2.2(b), including the following Liabilities (the “Subsequent Transfer Excluded Liabilities” and together with the Closing Excluded Liabilities, the “Excluded Liabilities”):

(i)            the Subsequent Transfer Assumed Liabilities related to any Subsequent Transfer Mortgage Loan which has not then been transferred to Buyer pursuant to Sections 2.1(b) and 2.3(b);

(ii)            the Subsequent Transfer Excluded Taxes; and

(iii)           all Liabilities set forth on Section 2.2(d)(iii) of the Disclosure Schedules.

Section 2.3           Closing of the Transactions Contemplated by this Agreement.

(a)           Closing. The consummation of the sale of the Closing Purchased Assets shall take place at 10:00 a.m., New York time, on (i) the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 9 (the “Closing”) (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 or (ii) such other time, date or place as agreed to in writing by Buyer and Seller (the date on which the Closing occurs, the “Closing Date”); provided that the Closing Date shall not occur prior to April 2, 2012.

19

(b)           Subsequent Transfers.

(i)           From and after the date hereof, the Buyer shall use its reasonable best efforts to enable its servicing system to service the Subsequent Transfer Mortgage Loans under the Servicing Agreements set forth on Section 2.3(b)(i) of the Disclosure Schedules (the “HELOC Loans”) (the date upon which the Buyer accomplishes the foregoing, the “HELOC Loans Setup Date”). Within three (3) Business Days of (A) the receipt of the applicable Servicing Agreement Consents with respect to any Subsequent Transfer Purchased Assets or (B) the HELOC Loans Setup Date (as applicable, the “Applicable Subsequent Transfer Conditions”), as applicable, the Buyer and Seller shall consummate the transfer of the applicable Subsequent Transfer Purchased Assets for which the Applicable Subsequent Transfer Conditions have been satisfied (each such date, a “Subsequent Transfer Date”); provided, however, that the Buyer shall cause the HELOC Loans Setup Date to occur no later than June 1, 2012. To the extent that a Subsequent Transfer Date has not occurred by July 2, 2012 (the “Subsequent Transfer Clean-Up Date”) with respect to any Subsequent Transfer Purchased Assets (such Subsequent Transferred Purchased Assets which have not been transferred as of the Subsequent Transfer Clean-Up Date because the required consents have not been obtained, the “Remaining Subsequent Transfer Assets”), regardless of whether the Applicable Subsequent Transfer Conditions have been satisfied with respect to such Remaining Subsequent Transfer Assets, Seller will convey, assign, transfer and deliver to Buyer, and Buyer will acquire and accept from Seller all of Seller’s right, title and interest in and to the Remaining Subsequent Transfer Assets. Upon the occurrence of the Subsequent Transfer Clean-Up Date with respect to any Remaining Subsequent Transfer Assets, Buyer and Seller shall execute a Bill of Sale and Assignment and Assumption Agreement or such other documentation as shall be reasonably required to effect the applicable transfer from Seller to Buyer of such Remaining Subsequent Transfer Assets.

(ii)           Reimbursement. To the extent that, prior to September 1, 2012, (A) any Servicing Agreement set forth on Section 2.3(b)(ii)(A) for which consent has not been obtained is terminated by Seller’s counterparty because of the transfer of Seller’s rights under such Servicing Agreement from Seller to Buyer on the Subsequent Transfer Clean-Up Date as contemplated in Section 2.3(b)(i), or (B) Seller loses its ability to subservice any of the Subsequent Transfer Purchased Assets prior to the applicable Subsequent Transfer Purchased Assets being acquired by Buyer as provided in Section 2.3(b)(i) (e.g., as a result of Seller or any of its Affiliates failure to maintain any License or Permit) (collectively, (A) and (B), the “Eligible Assets”), then Seller will refund to Buyer the portion of the Purchase Price (determined in accordance with Exhibit D and calculated as of the time of such refund (i.e., by applying the aggregate unpaid principal balance of the applicable Mortgage Loans against the MS Base Multiple, the Saxon Base Multiple or the Third-Party Base Multiple, as applicable)) with respect to the Servicing Rights related to such Eligible Assets. To the extent that (A) any such terminated Eligible Asset (for which Seller is obligated to refund to Buyer a portion of the Purchase Price with respect to such Eligible Asset) is set forth on Section 2.3(b)(ii)(B) of the Disclosure Schedules and (B) the Servicer Advances relating to such terminated Eligible Assets are not reimbursed within three (3) months of the termination date of such Eligible Asset, Seller agrees to repurchase all Servicer Advance Receivables relating to such terminated Eligible Asset outstanding at such time.

20

(iii)           Pass-Through Economics Until Transfer. From and after the Closing, until such time as the all of the Subsequent Transfer Purchased Assets are transferred to Buyer on the applicable Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, Seller shall, with respect to all such Subsequent Transfer Purchased Assets which have not been so transferred, undertake to perform all obligations of the named servicer (including making Servicer Advances) under each such Subsequent Transfer Servicing Agreement related to such Subsequent Transfer Purchased Assets, and Buyer shall (A) be paid by Seller all Servicing Fees and Ancillary Income payable to the named servicer under each such Subsequent Transfer Servicing Agreement related to such Subsequent Transfer Purchased Assets (which such payments shall not be subject to any rights of set off of Seller, Parent or Morgan Stanley under this Agreement or any Ancillary Document) and (B) promptly reimburse Seller for making such Servicer Advances by purchasing all right, title and interest to the corresponding Servicer Advance Receivable free and clear of all Liens (other than those arising from acts of Buyer or its Affiliates); provided, that at the time of such sale of such Servicer Advance Receivable to Buyer, Seller shall represent and warrant to Buyer that the representations set forth in Section 4.4(c) are true and correct in all material respects as of such date in respect of such Servicer Advance Receivable; provided, further, that following any such transfer of Servicer Advance Receivables, Seller shall reasonably cooperate with Buyer in connection with Buyer’s efforts to realize and collect on such Servicer Advance Receivables.

Section 2.4             Deliveries at the Closing and each Subsequent Transfer Date.

(a)           Deliveries by Parent, Seller and the Company. Without limiting Article 9 of this Agreement, (i) at the Closing, (A) Seller shall deliver to Buyer a counterpart of the Assignment and Assumption Agreement in the form attached hereto as Exhibit A and a Bill of Sale in the form attached hereto as Exhibit B with respect to the Closing Purchased Assets and the Closing Assumed Liabilities, (B) Parent, Seller and the Company shall deliver the certificates to be delivered by Parent, Seller and the Company pursuant to Section 9.2(c), (C) Seller shall deliver to Buyer a counterpart of each of the other Ancillary Documents to which Parent, the Company, Seller or any Affiliate of Seller is a party, executed by Seller, Parent, the Company or such Affiliates, as applicable and (D) Seller shall deliver to Buyer a certificate from Seller, in form and substance as prescribed by Treasury Regulations promulgated under Code section 1445, stating that Seller is not a “foreign person” within the meaning of Code section 1445, and (ii) at each Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, Seller shall deliver to Buyer (A) a counterpart of the Assignment and Assumption Agreement in the form attached hereto as Exhibit A and a Bill of Sale in the form attached hereto as Exhibit B with respect to the Subsequent Transfer Purchased Assets and the Subsequent Transfer Assumed Liabilities and (B) a Subsequent Transfer Seller Bringdown Certificate executed by Seller.

(b)           Deliveries by Buyer. Without limiting Article 9 of this Agreement, (i) at the Closing, (A) Buyer shall deliver to Seller a counterpart of the Assignment and Assumption Agreement in the form attached hereto as Exhibit A and a Bill of Sale in the form attached hereto as Exhibit B with respect to the Closing Purchased Assets and the Closing Assumed Liabilities, (B) Buyer shall deliver to Seller an amount equal to the Closing Payment less the Estimated Shortfall Amount by wire transfer of immediately available funds to the accounts specified by Seller (which such accounts will be provided by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date), (C) Buyer shall deliver to Seller a counterpart of each of the other Ancillary Documents to which Buyer or any Affiliate of Buyer is party, executed by Buyer or such Affiliate, as applicable and (D) Buyer shall deliver the certificates to be delivered by Buyer pursuant to Section 9.3(c) and (ii) at each Subsequent Transfer Date or the Subsequent Transfer Clean-Up Date, as applicable, (A) Buyer shall deliver to Seller a counterpart of the Assignment and Assumption Agreement in the form attached hereto as Exhibit A and a Bill of Sale in the form attached hereto as Exhibit B with respect to the applicable Subsequent Transfer Purchased Assets and the Subsequent Transfer Assumed Liabilities and (B) Buyer shall deliver to Seller a Subsequent Transfer Buyer Bringdown Certificate.

21

(c)           Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to Article 9 with respect to the Closing will be delivered by the Parties.

Section 2.5              Purchase Price.

(a)           Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a written statement (an “Estimated Closing Statement”) setting forth its good faith estimates, as of the Calculation Time (provided that the applicable Shortfall Amount shall be calculated excluding any unreconciled (not yet settled with investors) items relating to the balances of any Custodial Accounts and Related Escrow Accounts), of (A) the Adjustment Amount (which calculations shall be consistent with the principles and methodologies described in Exhibit D) (each, an “Estimated Adjustment Amount”), together with a calculation of the Closing Payment based on such estimate, and (B) the Shortfall Amount (an “Estimated Shortfall Amount”). Any required adjustments in prior Estimated Closing Statements will only be made pursuant to Section 2.5(b) below. The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Exhibit D, and are subject to adjustment in accordance with Section 2.5(b) below.

(b)           Determination of Final Purchase Price.

(i)           As soon as reasonably practicable, but no later than forty-five (45) days after the Closing Date (the “Closing Statement Date”), Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts, with respect to all Purchased Assets, of (1) the Adjustment Amount (which calculations shall be consistent with the principles and methodologies described in Exhibit D), together with a calculation of the Purchase Price based thereon and (2) the Shortfall Amount (provided that the Shortfall Amount shall be calculated excluding any unreconciled items relating to the balances of any Custodial Accounts and Related Escrow Accounts) (the “Closing Statement Date Shortfall Amount”). No later than the earlier of (x) the one-year anniversary of the Closing Statement Date and (y) the date on which all unreconciled items as of the Closing related to the balances of the Custodial Accounts and Related Escrow Accounts have been reconciled, Buyer shall prepare and deliver to Seller a written statement (the “Shortfall Statement”) setting forth Buyer’s good faith determination of the Shortfall Amount after giving effect to the reconciliation of all such items (the “Definitive Shortfall Amount”). The Closing Statement, the Shortfall Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Exhibit D. If Buyer does not deliver the Closing Statement to Seller by the Closing Statement Date, then Seller may prepare and present the Closing Statement within an additional forty-five (45) days thereafter. In the event that Seller agrees with Buyer’s determination of the actual amounts of the Adjustment Amounts (together with a calculation of the Purchase Price based thereon) and the Closing Statement Date Shortfall Amount and the Definitive Shortfall Amount, Seller shall promptly notify Buyer in writing, and following such notice the Closing Statement or Shortfall Statement, as applicable, will be final, conclusive and binding on the Parties and not subject to further review.

22

(ii)           In the event that Seller objects to all or any portion of the Buyer’s determination of the actual amounts of the Adjustment Amounts (together with a calculation of the Purchase Price based thereon), the Closing Statement Date Shortfall Amount or the Definitive Shortfall Amount set forth in the Closing Statement or the Shortfall Statement, as applicable, then Seller shall, within forty-five (45) days, following receipt by Seller of the Closing Statement or the Shortfall Statement, as applicable, deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement or the Shortfall Statement, as applicable, setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith, together with supporting calculations. Matters as to which Seller may submit disagreements (and Objection Notices) shall be limited to whether the Closing Statement or the Shortfall Statement, as applicable, delivered by Buyer was accurate and whether the Buyer’s determination of the actual amounts of the Adjustment Amount (together with a calculation of the Purchase Price based thereon), the Closing Statement Date Shortfall Amount or the Definitive Shortfall Amount were properly calculated in accordance with this Agreement, including Exhibit D, and Seller shall not be entitled to submit disagreements on any other basis. Any amount, determination or calculation contained in the Closing Statement or the Shortfall Statement, as applicable, and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties and not subject to further review. If Seller does not timely deliver an Objection Notice with respect to the Closing Statement or the Shortfall Statement, as applicable, within such forty-five (45) day period, the Closing Statement will be deemed final, conclusive and binding on the Parties and not subject to further review. If an Objection Notice is timely delivered within such forty-five (45) day period, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after Seller delivers an Objection Notice, then Buyer and Seller shall jointly engage PricewaterhouseCoopers (the “Accounting Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement (including Exhibit D) as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm). Buyer and Seller shall cause the Accounting Firm to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Statement or the Shortfall Statement, as applicable, and the applicable Objection Notice) within such thirty (30) day period. For the avoidance of doubt, the Accounting Firm shall not review any accounts or make any determination with respect to any matter other than those matters specifically set forth in the applicable Objection Notice that remain in dispute. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties and shall not be subject to further review absent manifest error. The fees and disbursements of the Accounting Firm shall be allocated to Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by Seller (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed items so submitted, if any, and the balance shall be paid by Buyer. Buyer and Seller shall enter into an engagement letter with the Accounting Firm promptly after its retention, which includes customary indemnification and other customary provisions. The fees and expenses of Seller and its representatives incurred in connection with the Closing Statement or the Shortfall Statement, as applicable, and any Objections shall be borne by Seller, and the fees and expenses of Buyer and its representatives incurred in connection with the Closing Statement or the Shortfall Statement, as applicable, and any Objections shall be borne by Buyer.

23

(c)           Access. Buyer shall, and shall cause its Subsidiaries to, make its financial records, accounting personnel and advisors available to Seller, its accountants and other representatives and the Accounting Firm at reasonable times during normal business hours during the review by Seller and the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement or the Shortfall Statement. Without limiting the generality of the foregoing, Parent, Seller and their representatives will be permitted to review Buyer’s work papers and the work papers of Buyer’s independent accountants relating to the preparation of the Closing Statement or the Shortfall Statement, as applicable, as well as all the books, records and other relevant information relating to the operations and finances of the Group Companies, and Buyer will make available at reasonable times during normal business hours the individuals then in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Closing Statement or the Shortfall Statement, as applicable, in order to respond to the reasonable inquiries of Parent and Seller; provided, however, that the independent accountants of Buyer will not be obligated to make any work papers available to Parent or Seller unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants. Buyer agrees that, following the Closing through the date that the Closing Statement and the Shortfall Statement become final and binding, it will not take any actions with respect to any accounting, books, records, policies or procedures on which the Closing Statement or the Shortfall Statement is based.

(d)           Adjustments.

(i)           If the Purchase Price as finally determined pursuant to Section 2.5(b) (the “Final Purchase Price”) exceeds the Closing Payment, Buyer shall, or shall cause a Subsidiary of Buyer to, pay to Seller an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined. If the Final Purchase Price is less than the Closing Payment, Parent shall, or shall cause Seller to, pay to Buyer an amount equal to such deficiency by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined.

(ii)           If the Closing Statement Date Shortfall Amount as finally determined pursuant to Section 2.5(b) (the “Final Closing Shortfall Amount”) exceeds the Estimated Shortfall Amount, Parent shall, or shall cause Seller to, pay to Buyer an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Closing Shortfall Amount is finally determined. If the Final Closing Shortfall Amount is less than the Estimated Shortfall Amount, Buyer shall, or shall cause a Subsidiary of Buyer to, pay to Seller an amount equal to such deficiency by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Closing Shortfall Amount is finally determined.

24

(iii)           If the Definitive Shortfall Amount as finally determined pursuant to Section 2.5(b) (the “Final Definitive Shortfall Amount”) exceeds the Final Closing Shortfall Amount, Parent shall, or shall cause Seller to, pay to Buyer an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Definitive Shortfall Amount is finally determined. If the Final Definitive Shortfall Amount is less than the Final Closing Shortfall Amount, Buyer shall, or shall cause a Subsidiary of Buyer to, pay to Seller an amount equal to such deficiency by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Definitive Shortfall Amount is finally determined.

(e)           MSSR Transfer. Seller, or an Affiliate of Seller (not including the Group Companies), is the named servicer of, and a Group Company sub-services, the Mortgage Loans that are subject to the servicing agreements relating to the MS Servicing Rights (the “MSSR Servicing Agreements”), for the named servicer. Prior to the Closing, Parent or an Affiliate of Parent shall effect the MSSR Transfer.

(f)           Shortfall. Until the third anniversary of the Closing Statement Date, to the extent that any third party brings any Action against Buyer with respect to any Shortfall Amount not included in either the Final Definitive Shortfall Amount or the Final Closing Shortfall Amount (or the final Shortfall Amount determined in accordance with Section 2.5(d)), Seller shall reimburse the Buyer for the amount of such Shortfall Amount paid to such third party.

(g)           Restricted Subservicing.

(i)           If Seller is unable to transfer to the Buyer on the Closing Date the Servicing Rights related to one or more Closing Date Servicing Agreements (the “Restricted Servicing Rights”), then, at the Closing, Seller shall enter into a new subservicing agreement (the “Restricted Subservicing Agreement”) under which Buyer (or its designated Affiliate) shall undertake to perform all obligations of the named servicer under each such Closing Date Servicing Agreement related to the Restricted Servicing Rights, and for which the Buyer, as sub-servicer, shall be paid all Servicing Fees and Ancillary Income payable to the named servicer under each such Closing Date Servicing Agreement related to the Restricted Servicing Rights. For the avoidance of doubt, the Restricted Subservicing Agreement shall provide that, with respect to the Servicer Advance Receivables related to the Restricted Servicing Rights which relate to the period following the Closing Date (x) Buyer shall own all right, title and interest in such Servicer Advance Receivables as and when accrued, free and clear of any Liens (other than those arising from acts of Buyer or its Affiliates) and (y) payments made in respect of such Servicer Advance Receivables shall not be subject to any rights of set off of Seller, Parent or Morgan Stanley under this Agreement or any Ancillary Document. Such Restricted Subservicing Agreement shall be in the form of Exhibit E hereto. The Restricted Servicing Rights shall be deemed to have been transferred on the Closing Date for purposes of the calculation of the Closing Payment and Purchase Price hereunder. Following the Closing, with respect to any Restricted Servicing Rights, Buyer, Seller, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to (i) obtain all required consents in respect of any Restricted Servicing Rights in order to transfer the applicable Restricted Servicing Rights and the role of the named servicer to Buyer (or its designated Affiliate) and (ii) use reasonable efforts in light of the Wind-Down (as such term is defined in Section 7.1(c) of the Disclosure Schedules) to (1) maintain all Licenses and Permits required to be held by the Group Companies in order to allow Buyer to act as subservicer of the Restricted Servicing Rights as contemplated by the Restricted Subservicing Agreement and (2) reasonably cooperate with Buyer with respect to all aspects relating to Buyer’s subservicing of the Restricted Servicing Rights as contemplated by the Restricted Servicing Agreement, including, responding to all customer inquiries. The sole and exclusive remedy for any breach of Seller’s obligations set forth in the immediately preceding sentence is provided in Section 2.5(g)(iii)(A). Buyer agrees to cooperate in good faith and use reasonable best efforts to amend the Restricted Subservicing Agreement to the extent required by Seller for regulatory compliance purposes; provided, that to the extent any additional services are beyond the scope of services typically and customarily provided by a servicer, no such amendment shall require Buyer to incur any additional material expense unless Seller provides reasonable consideration to compensate Buyer for the cost of such additional services. The applicable Restricted Subservicing Agreement shall terminate with respect to any Restricted Servicing Rights upon the first to occur of (such date, the “Subservicing Termination Date”): (x) July 2, 2012 and (y) such time as (A) all required consents to transfer such Restricted Servicing Rights, the related Closing Date Servicing Agreement and the role of named servicer to the Buyer (or its designated Affiliate) have been obtained, and (B) Buyer (or its designated Affiliate) shall have accepted such conveyance. Upon the occurrence of a Subservicing Termination Date with respect to any Restricted Servicing Rights, Buyer and Seller shall execute an Assignment and Assumption Agreement or such other documentation as shall be reasonably required to effect the applicable transfer from Seller to Buyer of such Restricted Servicing Rights. The Parties agree that such Restricted Servicing Rights transferred to Buyer shall be treated as Closing Date Purchased Assets for all purposes under this Agreement.

25

(ii)           Seller, Buyer and each of their respective Affiliates agree that entering into a Restricted Subservicing Agreement pursuant to Section 2.5(g)(i) shall be treated for all Tax purposes as a sale of the Restricted Servicing Rights relating to the Restricted Subservicing Agreement by the named servicer that is a party to the Restricted Subservicing Agreement to Buyer (or its designated Affiliate) as purchaser and Buyer shall be treated as beneficial owner of the Restricted Servicing Right for Tax purposes as a result of the Restricted Subservicing Agreement. The Parties covenant and agree to take no position for Tax purposes contrary to the foregoing Tax treatment described in this Section 2.5(g)(ii) and to prevent any Affiliate from taking a contrary position.

(iii)           If, (A) prior to the Subservicing Termination Date, Buyer’s ability to subservice any of the Restricted Servicing Rights set forth on Section 2.5(g)(iii)(A) of the Disclosure Schedule is terminated due to any action or inaction of Seller or its Affiliates (e.g., as a result of Seller or any of its Affiliates failure to maintain any License or Permit) or, (B) as of the Subservicing Termination Date, the required consents with respect to any of the Restricted Servicing Rights set forth on Section 2.5(g)(iii)(A) of the Disclosure Schedules have not been obtained (collectively (A) and (B), the “Eligible MSRs”), then, to the extent that any such Eligible MSR is terminated prior to September 1, 2012 because of any such action or inaction of Seller or any of its Affiliates or the transfer of such Eligible MSR from Seller to Buyer on the Subservicing Termination Date as contemplated in Section 2.5(g)(i), in each case, then Seller will refund to Buyer the portion of the Purchase Price (determined in accordance with Exhibit D and calculated as of the time of such refund (i.e., by applying the aggregate unpaid principal balance of the applicable Mortgage Loans against the MS Base Multiple, the Saxon Base Multiple or the Third-Party Base Multiple, as applicable)) with respect to such Eligible MSRs. To the extent that (i) any such terminated Eligible MSR (for which Seller is obligated to refund to Buyer a portion of the Purchase Price with respect to such Eligible MSR) is set forth on Section 2.5(g)(iii)(B) and (ii) the Servicer Advances relating to such terminated Eligible MSR are not reimbursed within three (3) months of the termination date of such Eligible MSR, Seller agrees to repurchase all Servicer Advance Receivables relating to such terminated Eligible MSR outstanding at such time. Buyer agrees to use reasonable best efforts to obtain reimbursement of Servicer Advances relating to any Eligible MSRs, including taking all action reasonably requested by Seller in connection therewith.

26

Section 2.6           Global Subservicing Agreement. If the Closing does not occur on April 2, 2012, the Parties will enter into the Global Subservicing Agreement on substantially the same terms contained in the form attached hereto as Exhibit I with such modifications as reasonably agreed between the Parties, which Global Subservicing Agreement shall remain in effect until the Closing provided that the Global Subservicing Agreement shall be terminable by Seller upon the Termination Date of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as otherwise set forth in the Disclosure Schedules (and subject, in each case, to Section 12.6), the Company and Seller each hereby represents and warrants to Buyer as follows (for the purposes of this Article 3, “Purchased Assets” shall be deemed to include Restricted Servicing Rights):

Section 3.1           Organization.

(a)           The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Virginia and has all requisite corporate power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets. The Seller is a corporation duly incorporated and validly existing and in good standing under the law of the State of Texas and has all requisite corporate power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets. Each of the Company and Seller is qualified or licensed to do business as a foreign entity in each of the jurisdictions set forth on Section 3.1(a) of the Disclosure Schedules and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)           True and complete copies of the Governing Documents of the Company and Seller, as presently in effect, have been heretofore delivered or made available to Buyer.

Section 3.2           Authority. Each of the Company and Seller has all requisite corporate authority and power to execute and deliver this Agreement and each other Ancillary Document to which the Company or Seller, as applicable, is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which each of the Company or Seller, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required company action on the part of the Company or Seller, as applicable, and no other company proceedings on the part of the Company or Seller, as applicable, is necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which the Company or Seller, as applicable, is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the each of the Company and Seller and, assuming this Agreement has been duly authorized, executed and delivered by each of the other Parties hereto, this Agreement constitutes a valid and binding agreement of the Company and Seller, enforceable against the Company and Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

27

Section 3.3           [Reserved]

Section 3.4           Subsidiaries. Section 3.4(a) of the Disclosure Schedules lists each of the Company’s Subsidiaries, its state of incorporation or formation after giving effect to the Restructuring Transactions.

Section 3.5           Consents and Approvals; No Violations.

(a)           Section 3.5(a) of the Disclosure Schedules sets forth each material consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Governmental Entity in connection with the execution, or performance by the Company or Seller of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, other than those that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby and thereby.

(b)           Section 3.5(b) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to a material Contract by the Company or Seller in connection with the execution, delivery, or performance of each Transaction Agreement by the Company or Seller and the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to be, either individually or in the aggregate, material to the Purchased Assets or the Assumed Liabilities, taken as a whole.

(c)           Section 3.5(c) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to any Servicing Agreement of any Group Company, in connection with the execution, delivery, or performance by the Company or Seller of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to be, either individually or in the aggregate, material to the Purchased Assets or the Assumed Liabilities, taken as a whole.

28

(d)           Except as set forth on Section 3.5(d) of the Disclosure Schedules and except as required under the HSR Act, neither the execution and delivery by the Company and Seller of this Agreement or the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, and the compliance by the Company and Seller with the terms and conditions hereof and thereof, will:

(i)           violate any provision of the Governing Documents of any of the Group Companies;

(ii)           result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, obligation to repay or require any notice under, or result in the creation of any Lien (other than a Permitted Lien) on any of the Purchased Assets pursuant to the terms, conditions or provisions of any Servicing Agreement to which any Group Company is party, except, in each case, for such violations, breaches, defaults, losses, rights or other occurrence which would not be reasonably likely to be, either individually or in the aggregate, material to the Purchased Assets or the Assumed Liabilities, taken as a whole; or

(iii)           violate any Law applicable to any of the Group Companies, except such violations, which would not be reasonably likely to be, either individually or in the aggregate, material to the Purchased Assets or the Assumed Liabilities, taken as a whole.

Section 3.6           Financial Statements.

(a)           The Company and Seller have previously furnished or made available to Buyer true and correct copies of the unaudited combined balance sheet of the Company and its Subsidiaries as of June 30, 2011 that includes pro forma adjustments to reflect the Restructuring Transactions and the MSSR Transfer (the “Latest Balance Sheet”). The Latest Balance Sheet fairly presents, in all material respects, the financial position of the Company as of the date thereof after giving effect to the Restructuring Transactions and the MSSR Transfer, in conformity with GAAP, applied on a consistent basis, except that the Latest Balance Sheet does not contain footnotes.

(b)           The Company and Seller have previously furnished or made available to Buyer true and correct copies of the audited consolidated statements of income, shareholder’s equity and cash flows of Saxon Capital, Inc. and its Subsidiaries for the year ended December 31, 2010, and such statements fairly present, in all material respects, the results of operations and changes in financial position of Saxon Capital, Inc. and its Subsidiaries for the period presented therein, in conformity with GAAP, applied on a consistent basis during the periods involved. Buyer understands that the Saxon Capital, Inc. financials described in this Section 3.6(b) do not reflect the Restructuring Transactions or the MSSR Transfer and they may not be representative of the financial position or results of operation of the Business on a going forward basis after taking into account the Restructuring Transactions or the MSSR Transfer.

29

Section 3.7           Absence of Certain Changes. As of the date of the Latest Balance Sheet, except as otherwise contemplated or permitted by this Agreement or as set forth on Section 3.7 of the Disclosure Schedules, (i) the businesses of the Group Companies have been conducted in the ordinary course of business consistent with past custom and practices (the “Ordinary Course of Business”) in all material respects, and (ii) there has not been any event, development or state of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 3.7 of the Disclosure Schedules, between the date of the Latest Balance Sheet and the Execution Date, no action had been taken (or had failed to be taken) that, if taken (or failed to be taken) after the date hereof, would constitute a violation of Section 7.1(c).

Section 3.8           [Reserved]

Section 3.9           Servicing Matters.

(a)           Section 3.9(a) of the Disclosure Schedules sets forth, for each Servicing Agreement in effect on the date hereof, the name of the applicable securitization transaction or third party for whom the Mortgage Loans are serviced by a Group Company. The Company and Seller have made available to Buyer true and complete copies (or written summaries of all material terms, in the case of any oral Servicing Agreement) of all Servicing Agreements to which any Group Company is a party as of the date hereof.

(b)           Except as set forth on Section 3.9(b) of the Disclosure Schedules or as would not reasonably be expected to materially impair the ability of the Buyer to realize the economic benefits associated with the transactions contemplated by this Agreement and the Ancillary Documents, each Servicing Agreement is a valid and binding agreement of the Seller, and is in full force and effect (assuming, in each case, the applicable Servicing Agreement has been duly authorized, executed and delivered by each of the other parties thereto).

(c)           To the knowledge of the Company and Seller, each Servicer Advance made by any Group Company under a Servicing Agreement on or before the Closing and not reimbursed or paid to the Seller prior to the Closing (x) was made in compliance in all material respects with the applicable Servicing Agreements and (y) is a valid receivable of the Seller under GAAP. For the avoidance of doubt, and notwithstanding the foregoing or any other provision of this Agreement, no representation or warranty is being made as to whether such Servicer Advances are ultimately collectible.

Section 3.10           Accounting Controls. The Group Companies have devised and maintained systems of internal accounting controls which they believe are sufficient to provide reasonable assurances that, in all material respects, (a) all transactions are executed in accordance with its management’s general or specific authorization; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements; (c) access to its property and assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels thereof at reasonable and customary intervals and appropriate action is taken with respect to any variances.

30

Section 3.11           No Undisclosed Liabilities. Other than with respect to any Liabilities for Taxes, which are addressed exclusively in Section 3.14 and in Article 11, as of the Execution Date or, after giving effect to the Restructuring Transactions and the MSSR Transfer, except (i) as set forth in the Latest Balance Sheet, (ii) for Liabilities incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business, (iii) as set forth in Section 3.10 of the Disclosure Schedules, or (iv) for Liabilities under Contracts that relate to obligations that have not yet been performed and are not required to be performed as of the Execution Date, the Company and Seller have no Liabilities required by GAAP to be disclosed on a balance sheet which individually or in the aggregate, would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, or the Purchased Assets or Assumed Liabilities, taken as a whole. No Group Company has been a debtor in any bankruptcy proceeding, whether voluntary or involuntary, or has made an assignment of its assets for the benefit of any creditor or otherwise.

Section 3.12           Compliance with Law.

(a)           Except as set forth on Section 3.12(a) of the Disclosure Schedules, to the knowledge of the Company and Seller, as of the Execution Date, none of the Group Companies was in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute such a default or violation) and none of the Group Companies has been threatened to be charged with, or has received written notice of, any such existing default or violation of any term, condition or provision of (i) its respective Governing Documents or (ii) any Law applicable to such Group Company, except such defaults and violations which would not be reasonably likely to, either individually or in the aggregate, material to the Purchased Assets or the Assumed Liabilities, taken as a whole.

(b)           Except as set forth on Section 3.12(b) of the Disclosure Schedules, to the knowledge of the Company and Seller each of the Group Companies has all, and is in compliance in all material respects with, all Licenses and Permits that are required in order to permit the Group Companies to conduct their business as currently conducted as of the Execution Date, except for any such License and Permit, the failure of which to obtain, would not be reasonably likely to be, either individually or in the aggregate, material to Purchased Assets or the Assumed Liabilities, taken as a whole. To the knowledge of the Company and Seller, except as set forth on Section 3.12(b) of the Disclosure Schedules, (i) the Licenses and Permits are valid and in full force and effect and (ii) none of the Group Companies is in default under the material Licenses and Permits, except as would not be reasonably likely to be, either individually or in the aggregate, material to the Purchased Assets or the Assumed Liabilities, taken as a whole.

31

Section 3.13           Litigation. As of the Execution Date, except as set forth on Section 3.13 of the Disclosure Schedules, there was no Action pending or, to the knowledge of the Company and the Seller, threatened against any of the Group Companies or any properties or rights of the Group Companies, before any Governmental Entity which (a) if decided adversely against the Group Companies, would be reasonably likely to have a Material Adverse Effect, (b) if adversely decided, would reasonably be expected to result in monetary damages in excess of $350,000, (c) challenges or seeks to prevent, enjoin or delay the transactions contemplated by the Transaction Agreements or (d) involves allegations of criminal behavior regarding the properties, assets and operations of any of the Group Companies (including the Purchased Assets and Assumed Liabilities), the Business or any of its employees. As of the Execution Date, no Group Company had received written notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which (i) is material to the Business and (ii) imposes material obligations to be performed after the date hereof with respect to the Assumed Liabilities or the Purchased Assets.

Section 3.14           Taxes. Except as set forth on Section 3.14 of the Disclosure Schedules:

(a)           All material Tax Returns with respect to the Group Companies required to be filed have been duly and timely filed (after giving effect to any filing extensions) with the appropriate Governmental Entity; all such Tax Returns are true, correct and complete in all material respects; and the Group Companies have timely paid all (or have no liability for any) material Taxes due with respect to the periods covered by such Tax Returns. All material Taxes of the Group Companies have been paid, or an adequate provision has been made therefor on the Latest Balance Sheet or on the books and records of the Group Companies.

(b)           There are no Liens for Taxes, other than Permitted Liens, upon any of the Purchased Assets.

(c)           Notwithstanding anything to the contrary in this Section 3.14, no representations or warranties are made in this Section 3.14 with respect to property Taxes or other assessments in respect of real property securing Mortgage Loans (including REO Property) serviced under any Servicing Agreement.

Section 3.15           [Reserved]

Section 3.16           [Reserved]

Section 3.17           Insurance Policies. Section 3.17 of the Disclosure Schedules sets forth (i) a true and correct list of all policies of liability, title and other forms of insurance, owned, held by or for the benefit of any Group Company, or otherwise covering the Business of the Group Companies or the Purchased Assets, for the current policy year (the “Insurance Policies”), and (ii) for each of the Insurance Policies, the name of the insured, the applicable policyholder and beneficiary, the policy number, the period of coverage and the amount of coverage, the amount of any deductible(s), the annual premium and the general type of coverage (i.e., claims made or occurrence-based) provided thereunder. The insurance provided under the Insurance Policies is in such amounts, with such deductibles and against such risks and losses as are reasonable in respect of the operations of the Group Companies, and the Business as conducted as of the Execution Date. As of the Execution Date, the Insurance Policies were in full force and effect, and all premiums due and payable thereon have been paid in full, and no written notice of cancellation or termination has been received with respect to any such Insurance Policy (which has not been replaced on substantially similar terms prior to the date of such cancellation). There are no pending claims under the Insurance Policies by any Group Company as to which the insurers have denied or disputed liability except for such claims which would not be reasonably likely to be, either individually or in the aggregate, material to the Purchased Assets or the Assumed Liabilities, taken as a whole.

32

Section 3.18           [Reserved]

Section 3.19           [Reserved]

Section 3.20           [Reserved]

Section 3.21           [Reserved]

Section 3.22           Title to Purchased Assets. Subject to the occurrence of the MSSR Transfer (which shall occur prior to Closing), Seller will have good and marketable title to all the Purchased Assets, free and clear of all Liens, except for Permitted Liens. Subject to occurrence of the MSSR Transfer (which shall occur prior to Closing) and the receipt of the third party consents and the Servicing Agreement Consents, the Seller has the right to sell, assign, transfer, convey and deliver the Purchased Assets to the Buyer. Following the consummation of the transactions contemplated by this Agreement, the execution of the instruments of transfer contemplated by this Agreement and the receipt of the Servicing Agreement Consents, the Buyer will own, with good, valid and marketable title in the Purchased Assets free and clear of any Liens, other than Permitted Liens.

Section 3.23           Brokers and Finders. No broker, finder, financial advisor or investment banker, other than Morgan Stanley or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.24           Portfolio Information. The information included in the data tape delivered by the Seller to Buyer, of the type set forth on Section 3.24 of the Disclosure Schedules, is true and correct in all material respects as of June 28, 2011.

Section 3.25           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a)           NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY THE SELLER AND THE COMPANY IN THIS ARTICLE 3, PARENT IN ARTICLE 4 AND MORGAN STANLEY IN ARTICLE 5, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE SELLER OR THE COMPANY PURSUANT TO THIS AGREEMENT THE SELLER AND THE COMPANY (A) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND (B) SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, PARENT, MORGAN STANLEY AND THE SELLER SET FORTH IN THIS AGREEMENT (INCLUDING ALL INDEMNIFICATION PROVISIONS EXPRESSLY SET FORTH IN ARTICLE 11).

33

(b)           Notwithstanding anything in Section 3.25(a) to the contrary, in no event shall Section 3.25(a) limit or otherwise affect Buyer’s rights and remedies pursuant to this Agreement or any of the other Transaction Agreements in respect of any case involving fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as otherwise set forth in the Disclosure Schedules (and subject, in each case, to Section 12.6), Parent hereby represents and warrants to Buyer as follows (for the purposes of this Article 4, “Purchased Assets” shall be deemed to include Restricted Servicing Rights):

Section 4.1           Organization; Authority. Parent is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of New York. Parent has all requisite organizational authority and power to execute and deliver this Agreement and each of the Ancillary Documents to which Parent is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required company action on the part of Parent and no other company proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which Parent is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement has been duly authorized, executed and delivered by each of the other parties hereto, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

34

Section 4.2           Consents and Approvals; No Violations.

(a)           Section 4.2(a) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Governmental Entity in connection with the execution, or performance of each Transaction Agreement by Parent and the consummation of the transactions contemplated hereby and thereby, (i) other than those that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby and thereby, and (ii) except, for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent the consummation of the transactions contemplated hereunder, or (B) otherwise materially and adversely affect the ability of Parent to perform its obligations hereunder.

(b)           Section 4.2(b) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to a material Contract by Parent in connection with the execution, delivery, or performance of each Transaction Agreement by Parent and the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent the consummation of the transactions contemplated hereunder, or (B) otherwise materially and adversely affect the ability of Parent to perform its obligations hereunder.

(c)           Section 4.2(c) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to a Servicing Agreement by Parent in connection with the execution, delivery, or performance of each Transaction Agreement by Parent and the consummation of the transactions contemplated hereby and thereby, except, for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent the consummation of the transactions contemplated hereunder, or (B) otherwise materially and adversely affect the ability of Parent to perform its obligations hereunder.

(d)           Except as set forth on Section 4.2(d) of the Disclosure Schedules, neither the execution and delivery by Parent of this Agreement or the Ancillary Documents to which Parent is a party, nor the consummation of the transactions contemplated hereby or thereby, and the compliance by Parent with the terms and conditions hereof and thereof, will:

(i)             violate any provision of the Governing Documents of Parent;

(ii)            result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration, obligation to repay or require any notice under, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of Parent or Seller pursuant to the terms, conditions or provisions of any material Contract to which Parent or Seller is party or to which its assets or properties are bound or subject, except such violations, breaches, defaults, losses, rights or other occurrence which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Parent or Seller, as applicable, from complying with the terms and provisions of this Agreement; or

35

(iii)           violate any Law applicable to Parent, except such violations, which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Parent from complying with the terms and provisions of this Agreement.

Section 4.3           Ownership. Prior to the MSSR Transfer, Parent has good and marketable title to all MS Servicing Rights scheduled to be included in the Purchased Assets, free and clear of all Liens other than Permitted Liens.

Section 4.4           Servicing Rights.

(a)           Section 4.4(a) of the Disclosure Schedules sets forth, for each MS Servicing Right in effect on the date hereof, the name of the applicable securitization transaction or third party for whom the applicable loans are serviced as of the date hereof. Parent has made available to Buyer true and complete copies (or written summaries of all material terms, in the case of any oral Servicing Agreement) of each Servicing Agreement to which Parent is a party relating to MS Servicing Rights as of the date hereof.

(b)           Except as set forth on Section 4.4(b) of the Disclosure Schedules or as would not reasonably be expected to materially impair the ability of the Buyer to realize the economic benefits associated with the transactions contemplated by this Agreement and the Ancillary Documents, each Servicing Agreement to which Parent is a party relating to MS Servicing Rights is a valid and binding agreement of Parent and is in full force and effect (assuming, in each case, the applicable Servicing Agreement has been duly authorized, executed and delivered by each of the other parties thereto).

(c)           To the knowledge of the Company, each Servicer Advance made by Parent under a Servicing Agreement to which Parent is a party relating to MS Servicing Rights on or before the Closing and not reimbursed or paid to the Company prior to the Closing (x) was made in compliance in all material respects with the applicable Servicing Agreement to which Parent is a party relating to MS Servicing Rights and (y) is a valid receivable under GAAP. For the avoidance of doubt, and notwithstanding the foregoing or any other provision of this Agreement, no representation or warranty is being made as to whether such Servicer Advances are ultimately collectible.

Section 4.5           Litigation. As of the Execution Date there was no Action pending or, to the knowledge of Parent, threatened against Parent before any Governmental Entity which (a) challenges or seeks to prevent, enjoin or materially delay the transactions contemplated by the Transaction Agreements or (b) involves allegations of criminal behavior regarding any Group Company which would be reasonably likely to prevent or materially delay the Closing or otherwise prevent Parent, as applicable, from complying with the terms and provisions of this Agreement. As of the Execution Date, Parent had not received written notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which would be reasonably likely to prevent, enjoin or materially delay the Closing or otherwise prevent Parent from complying with the terms and provisions of this Agreement.

36

Section 4.6           Brokers. No broker, finder, financial advisor or investment banker, other than Morgan Stanley or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 4.7           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a)           NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY PARENT IN THIS ARTICLE 4, THE COMPANY OR SELLER IN ARTICLE 3 AND MORGAN STANLEY IN ARTICLE 5, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY PARENT PURSUANT TO THIS AGREEMENT, PARENT (A) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND (B) SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, PARENT, SELLER AND MORGAN STANLEY SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY, PARENT OR SELLER PURSUANT HERETO (INCLUDING ALL INDEMNIFICATION PROVISIONS EXPRESSLY SET FORTH IN ARTICLE 11).

(b)           Notwithstanding anything in Section 4.7(a) to the contrary, in no event shall Section 4.7(a) limit or otherwise affect Buyer’s rights and remedies pursuant to this Agreement or any of the other Transaction Agreement in respect of any case involving fraud.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MORGAN STANLEY

Except as otherwise set for the in the Disclosure Schedules (and subject, in each case, to Section 12.6), Morgan Stanley hereby, solely for the purposes of Article 5, Section 7.4, Article 11 and Article 12, represents and warrants to Buyer as follows (for the purposes of this Article 5, “Purchased Assets” shall be deemed to include Restricted Servicing Rights):

37

Section 5.1           Organization and Authority.

(a)           Morgan Stanley is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets.

(b)           Morgan Stanley is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Morgan Stanley from complying with the terms and provisions of this Agreement or to perform their respective obligations hereunder.

(c)           Morgan Stanley has all requisite authority and organizational power to execute and deliver this Agreement and each of the Ancillary Documents to which Morgan Stanley is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Morgan Stanley is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of Morgan Stanley, and no other corporate proceedings on the part of Morgan Stanley are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which Morgan Stanley is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Morgan Stanley and, assuming this Agreement has been duly authorized, executed and delivered by each of the Parties, this Agreement constitutes a valid and binding agreement of Morgan Stanley, enforceable against Morgan Stanley in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 5.2           No Violations. Except as set forth on Section 5.2 of the Disclosure Schedules, neither the execution and delivery by Morgan Stanley of this Agreement or the Ancillary Documents to which Morgan Stanley is a party, nor the consummation of the transactions contemplated hereby or thereby by Morgan Stanley will violate any provision of the Governing Documents of Morgan Stanley.

38

Section 5.3           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY MORGAN STANLEY IN THIS ARTICLE 5, PARENT IN ARTICLE 4 AND THE COMPANY OR SELLER IN ARTICLE 3, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY MORGAN STANLEY PURSUANT TO THIS AGREEMENT, MORGAN STANLEY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SELLER, PARENT AND MORGAN STANLEY SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY OR PARENT OR SELLER PURSUANT HERETO (INCLUDING ALL INDEMNIFICATION PROVISIONS EXPRESSLY SET FORTH IN ARTICLE 11).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER AND OFC

Except as otherwise set forth in the Disclosure Schedules (and subject, in each case, to Section 12.6), (i) Buyer hereby represents and warrants to Parent, Seller and the Company as set forth in Sections 6.1 through 6.8 (inclusive) below and (ii) OFC hereby, solely for the purposes of Section 6.11, Section 6.12, Section 7.4, Section 7.8, Section 7.14, Section 10.2(b), Article 11 and Article 12, represents and warrants to Parent, Seller and the Company as set forth in Sections 6.11 and 6.12 below (for the purposes of this Article 6, “Purchased Assets” shall be deemed to include Restricted Servicing Rights):

Section 6.1           Organization. Buyer is a Delaware limited liability company, duly formed and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets. Buyer is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of the Transaction Agreements to which it is a party.

39

Section 6.2           Authority. Buyer has all requisite authority and power to execute and deliver this Agreement and each Ancillary Document to which Buyer is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required limited liability company action on the part of Buyer and no other company proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by each of the other Parties hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 6.3           Consents and Approvals; No Violations.

(a)           Section 6.3(a) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Governmental Entity in connection with the execution, or performance of each Transaction Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, (i) other than those that may be required solely by reason of participation by the Company, Parent or Seller in the transactions contemplated hereby and thereby, and (ii) except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement, (B) prevent the consummation of the transactions contemplated hereunder, or (C) otherwise materially and adversely affect the ability of Buyer to perform its obligations hereunder.

(b)           Section 6.3(b) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to a material Contract by Buyer in connection with the execution, delivery, or performance of each Transaction Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement, (B) prevent the consummation of the transactions contemplated hereunder, or (C) otherwise materially and adversely affect the ability of Buyer to perform its obligations hereunder.

(c)           Except as set forth on Section 6.3(c) of the Disclosure Schedules and except as required under the HSR Act, neither the execution and delivery by Buyer of this Agreement or the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, and the compliance by Buyer with the terms and conditions hereof and thereof, will:

 (i)           violate any provision of the Governing Documents of Buyer;

40

(ii)           result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration, obligation to repay or require any notice under, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of Buyer pursuant to the terms, conditions or provisions of any material Contract to which Buyer is party or to which its assets or properties are bound or subject, except such violations, breaches, defaults, losses, rights or other occurrence which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement; or

(iii)           violate any Law applicable to Buyer, except such violations which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

Section 6.4           Litigation. As of the Execution Date, there is no Action pending, or, to Buyer’s knowledge, threatened, against Buyer before any Governmental Entity which, if decided adversely against Buyer would be reasonably likely to prevent, enjoin or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement. As of the Execution Date, neither Buyer nor any of its Affiliates has received written notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which would be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

Section 6.5           Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 6.6           Financing. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 6.6 shall be made by Buyer solely as of the Delivery Date and as of the Closing Date (in accordance with Section 9.3(a)):

(a)           Section 6.6(a) of the Disclosure Schedule sets forth true, accurate and complete copies of the executed debt commitment letters dated on or about the Delivery Date among Buyer and the Committed Lenders regarding the advance receivables loan facilities (together with the exhibits and attachments thereto, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide the amounts set forth therein for the purpose of funding the Servicer Advances to be acquired as part of the transactions contemplated by this Agreement (the “Debt Financing”).

41

(b)           The Debt Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect and no such amendment, supplement or modification is contemplated by Buyer. The Debt Commitment Letters, in the forms so delivered, are legal, valid, binding and enforceable obligations of Buyer and the other parties thereto, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). There are no other agreements, side letters or arrangements relating to the Debt Commitment Letters, other than fee letters with the parties to the Debt Commitment Letters that address solely the fees payable by Buyer in connection with the Debt Financing, nor are there any agreements, side letters or arrangements that could materially affect or impair the availability of the Debt Financing. Buyer has fully paid any and all commitment fees or other fees required (if any) by the Debt Commitment Letters required to be paid on or before the Delivery Date. The conditions precedent to the obligations of the parties to the Debt Commitment Letters to make the Debt Financing available to Buyer on the terms therein consist solely of the conditions expressly set forth in the Debt Commitment Letters. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other party under the Debt Commitment Letters. Assuming satisfaction of the conditions set forth in Sections 9.1 and 9.2 of this Agreement, there are no facts or circumstances to the knowledge of Buyer that would cause any of the conditions to the Debt Financing contemplated by the Debt Commitments Letters not to be satisfied.

(c)           The aggregate proceeds from the Debt Financing will, together with unrestricted cash or cash equivalents available to Buyer prior to or at the Closing, in the aggregate, be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement in an amount sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price and related fees and expenses.

Section 6.7           Solvency. Upon consummation of the transactions contemplated hereby, Buyer will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

Section 6.8           Investigation; No Other Representations.

(a)           Buyer (i) has conducted its own independent review and analysis and based thereon, and all of the terms of this Agreement and the Ancillary Documents, has formed an independent judgment concerning the Business, the Purchased Assets and the Assumed Liabilities, and (ii) has been furnished with or given full access to such documents and information about the Business, the Purchased Assets and the Assumed Liabilities as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Transaction Agreements and the transactions contemplated hereby and thereby. To the knowledge of Buyer, Buyer has received all materials relating to the Business, the Purchased Assets and the Assumed Liabilities that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company, Parent or Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby. Parent, Seller and the Company have answered to Buyer’s satisfaction all inquiries that Buyer and its representatives and advisors have made concerning the Business, the Purchased Assets and the Assumed Liabilities or otherwise relating to the transactions contemplated by the Transaction Agreements.

42

(b)           In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company, Parent, Morgan Stanley or Seller expressly contained in Article 3, Article 4 and Article 5 respectively, all of the other terms and agreements contained in this Agreement (including the indemnification rights contained in Article 11) and the certificates delivered by Parent, Morgan Stanley, Seller and/or the Company in connection herewith pursuant to Section 9.2(c), and Buyer acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant to Section 9.3(c), and except in respect of cases involving fraud, none of Parent, Morgan Stanley, Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business, the Purchased Assets and the Assumed Liabilities heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, none of Parent, Morgan Stanley, Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement or any certificates delivered pursuant hereto) relating to the Business, the Purchased Assets or the Assumed Liabilities made available to Buyer, including due diligence materials, memorandum or similar materials, or in any presentation regarding the Business, the Purchased Assets or the Assumed Liabilities by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement or any other Transaction Agreement to which it is a party and the transactions contemplated hereby and thereby. Other than as set forth in this Agreement, the Disclosure Schedules and in the certificates or other instruments delivered pursuant hereto, and except in respect of cases involving fraud, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to any offering memorandum or similar materials made available to Buyer and its representatives and advisors, are not and shall not be deemed to be or to include representations or warranties of any Group Company, Parent or Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement, any other Transaction Agreement to which it is a party and the transactions contemplated hereby and thereby.

Section 6.9           Successor Servicer Qualifications. Buyer (a) is approved and in good standing with FNMA and FHLMC as a servicer of mortgage loans, (b) is an established home equity loan servicer, (c) has a net worth greater than $50,000,000, (d) is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the Servicer under any of the Servicing Agreements, (e) has a residential primary servicer rating for the servicing of subprime residential mortgage loans issued by S&P, Fitch or Moody’s at or above “Above Average,” “RPS2” and “SQ2,” respectively, (f) has in place a valid contract of insurance under Section 2 of Title I of the National Housing Act and the rules and regulations promulgated thereunder and (g) is a company whose business includes the origination and servicing of first and second lien one-to-four family mortgage loans, except in any such case as would not materially and adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Servicing Agreements, and no event has occurred which would make Buyer unable to comply with all such eligibility requirements or which would require notification to HUD, FNMA or FHLMC.

43

Section 6.10           HAMP. Buyer has entered into a Commitment to Purchase Financial Instrument and Servicer Participation Agreement with FNMA, as financial agent of the United States, which agreement is in full force and effect.

Section 6.11           Organization and Authority of OFC.

(a)           OFC is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets.

(b)           OFC is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent OFC from complying with the terms and provisions of this Agreement or to perform its obligations hereunder.

(c)           OFC has all requisite authority and organizational power to execute and deliver this Agreement and each of the Ancillary Documents to which OFC is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which OFC is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of OFC, and no other corporate proceedings on the part of OFC are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which OFC is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by OFC and, assuming this Agreement has been duly authorized, executed and delivered by each of the Parties, this Agreement constitutes a valid and binding agreement of OFC, enforceable against OFC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 6.12           No Violations of OFC. Except as set forth on Section 6.12 of the Disclosure Schedules, neither the execution and delivery by OFC of this Agreement or the Ancillary Documents to which OFC is a party, nor the consummation of the transactions contemplated hereby or thereby by OFC will violate any provision of the Governing Documents of OFC.

44

ARTICLE 7

COVENANTS

Section 7.1           Conduct of Business of the Company. Except as expressly contemplated by this Agreement (including the consummation of the Restructuring Transactions in accordance with the Restructuring Transactions Step Plan and the MSSR Transfer) or any other Transaction Agreement or as required by applicable Law, from and after the date of this Agreement until the earlier of the Subservicing Termination Date or the termination of this Agreement in accordance with its terms, the Company shall (and Parent and Seller shall cause the Company to), and shall cause each other Group Company to, except as set forth on Section 7.1 of the Disclosure Schedules or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (a) subject to the terms of the Restricted Subservicing Agreement, continue their Mortgage Loan servicing activities, pricing and payment policies, in all material respects in the Ordinary Course of Business (but solely with respect to the Subsequent Transfer Purchased Assets after the Closing Date), except for changes reasonably made with a view to complying or otherwise adhering with the requirements of HAMP or other similar Law applicable to mortgage services generally or to best practices as in effect from time to time (which are made in accordance with the terms of the Restricted Subservicing Agreement), (b) use reasonable best efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business, and (c) not do any of the following whether through a single transaction or a series of transactions:

(i)           declare, set aside or pay a dividend on, or make any other distribution of Purchased Assets or Restricted Servicing Rights;

(ii)           commence, settle or compromise any Action or threatened Action that, individually or in the aggregate, would be reasonably expected to adversely affect in a material way the post-Closing operation of the Business (or the Purchased Assets, Restricted Servicing Rights and Assumed Liabilities, taken as a whole) or business of OFC or any of its Affiliates (provided that Seller and its Subsidiaries, including the Company, may enter into any settlement or compromise with a Governmental Entity that imposes terms or conditions not substantially more onerous to the Company or its Subsidiaries than the terms and conditions imposed by such Governmental Entity in settlements or compromises with any one or more of the Top Mortgage Servicers);

(iii)           (A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any Group Company of any class or (B) adjust, split, combine or reclassify, or subject to recapitalization, any equity securities of any Group Company;

45

(iv)           dissolve or liquidate or permit or allow the filing of a petition for relief under any provisions of the United States Bankruptcy Code with respect to any Group Company;

(v)           merge or consolidate itself or any Group Company with any other Person, or restructure, recapitalize, reorganize or adopt any other corporate or legal entity reorganization, otherwise alter its legal structure or form or completely or partially liquidate;

(vi)           transfer, sell, lease, exclusively license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or subject to any Lien (other than Permitted Liens), any Purchased Assets or Restricted Servicing Rights outside the Ordinary Course of Business, except for assets with a purchase price, in the aggregate, of less than $1,000,000;

(vii)           waive or amend any Restricted Servicing Agreement in any manner that would directly or indirectly result in Buyer being unable to subservice the Restricted Servicing Rights as contemplated by Section 2.5(g); or

(viii)           agree in writing or otherwise to do anything contained in this clause (c);

provided, however, that, notwithstanding anything to the contrary in Section 7.1, the Company shall be entitled to enter into any settlement agreement or similar agreement or contract in connection with the settlement of any Action to the extent such action would not be prohibited by clause (c) above.

Section 7.2           No Control of the Company’s Business. Without limiting the provisions of Section 7.1, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to Control or direct the Company’s or any of the Group Companies’ operations.

46

Section 7.3           Access to Information.

(a)           From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall (i) provide to Buyer and its authorized representatives reasonable access to all employees, advisors (including outside accountants), premises and properties, books, records, Contracts, and other documents, in each case, of or pertaining to the servicing activities of the Group Companies, the Purchased Assets, the Restricted Servicing Rights and the Assumed Liabilities during normal business hours (in a manner so as to not interfere with the normal business operations of any Group Company) and (ii) furnish to Buyer and its authorized representatives such financial and operating data and other information relating to the Company or any of its Subsidiaries (such as imaged servicing files) as is normally prepared by the Company and as Buyer may reasonably request. All such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary in this Agreement, (A) the Company shall not be required to disclose (1) any information to Buyer if such disclosure would be reasonably likely to jeopardize any attorney-client or other legal privilege or (2) any Tax Return filed by Morgan Stanley or any of its Affiliates, or any related material, (B) any such access provided to Buyer pursuant to this Section 7.3(a) shall be conducted at Buyer’s expense, in accordance with Law (including any applicable antitrust, bank regulatory or competition law), fiduciary duty or any binding agreement entered into prior to the date hereof, at a reasonable time, under the supervision of Seller’s personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Company and its Subsidiaries and (C) Seller will not be required to provide to Buyer access to or copies of any records or files (including, but not limited to, any personnel file of any employee of any Group Company) the disclosure of which could subject Seller, the Company or any of their respective Affiliates to risk of liability or violation of Law.

(b)           Without limiting the generality of Section 7.3(a), Parent and Seller, on the one hand, and Buyer on the other hand, shall each nominate a representative to act as the primary contact persons and decision-makers with respect to all matters relating to the Pre-Closing Integration (the “Integration Coordinators”). The initial Integration Coordinators shall be designated by Parent and Seller, on the one hand, and Buyer, on the other hand, as soon as practicable after the date hereof. Each of Parent and Seller, on the one hand, and Buyer on the other hand, shall be entitled to replace its Integration Coordinator. Except as specifically set forth in this Agreement, each Integration Coordinator will have the authority and responsibility to monitor the appointing Party’s compliance with its obligations under this Agreement. Parent and Seller, on the one hand, and Buyer, on the other hand, shall cause the Integration Coordinators to meet on a weekly basis or with such other frequency as they may agree to discuss the status and progress of the transactions contemplated by this Agreement and concerns of the Parties regarding the same. Should a dispute arise under this Agreement between the Parent and Seller, on the one hand, and Buyer, on the other hand, , the Integration Coordinators shall negotiate in good faith on behalf of such appointing Party to resolve any such disputes. If the Integration Coordinators are unable to resolve such dispute within ten (10) Business Days after the date of such dispute, Parent and Seller, on the one hand, and Buyer, on the other hand, shall have all applicable remedies available to it under this Agreement. Nothing in this Section 7.3(b) shall require the cooperation of Parent, Seller or the Company prior to the Closing to the extent it would interfere unreasonably with the business or the other operations of Parent, Seller, the Company or any of their respective Subsidiaries. Buyer shall, promptly upon request by Seller, reimburse Seller for any Losses suffered and for all documented and reasonable out-of-pocket costs suffered by Seller, Parent, the Company or any of their Subsidiaries pursuant to this Section 7.3(b).

47

Section 7.4           Efforts to Consummate.

(a)           Subject to the terms and conditions herein provided, each of Morgan Stanley, Parent, Seller, Buyer, OFC and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 9). Each of Morgan Stanley, Parent, Seller, Buyer, OFC and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All filing and application fees required in connection with obtaining such consents from Governmental Entities shall be borne by Seller except the HSR Act filing fee shall be borne by Buyer. Each Party has made an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the foregoing, (i) the Company, Morgan Stanley, Parent, Seller, Buyer, OFC and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and (ii) Buyer agrees to take all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement; provided, however, in no event shall Buyer be required to agree to any limitations or restrictions that would result in a Burdensome Condition, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of Buyer or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations and (C) amending, assigning or terminating existing licenses or other agreements and entering into such new licenses or other agreements to the extent any of the actions set forth in clauses (A) through (C) above, individually or in the aggregate, would result in a Burdensome Condition.

(b)           In the event any Action or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action or other proceeding and, if an injunction or other order is issued in any such Action or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)           If any Party or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party (to the extent permitted by applicable Law), an appropriate response in compliance with such request.

(d)           Prior to the Subservicing Termination Date, Seller and Buyer shall use all reasonable best efforts to obtain the Servicing Agreement Consents. To the extent permitted by applicable Law, the Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement (including the transfer of the Subsequent Transfer Purchased Assets prior to the Subsequent Transfer Clean-Up Date) and shall work cooperatively in connection with obtaining the Servicing Agreement Consents and the consents, authorizations and approvals set forth on Section 9.2(d) and Section 9.3(d), including:

(i)           reasonably cooperating with each other in connection with any filings with respect to the consents, authorizations and approvals set forth on Section 9.2(d) and Section 9.3(d) of the Disclosure Schedules;

48

(ii)           furnishing to the counsel of the other party all reasonably requested information within its possession that is required in connection with any consent, authorization or approval set forth on Section 9.2(d) and Section 9.3(d) of the Disclosure Schedules;

(iii)           promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv)           not participating in any substantive meeting, discussion or conversation with any Governmental Entity in connection with proceedings under or relating to any consent, authorization or approval set forth on Section 9.2(d) and Section 9.3(d) of the Disclosure Schedules, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein; and

(v)           reasonably consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection.

The Buyer shall bear all costs and expenses associated with obtaining the Servicing Agreement Consents, and Buyer shall reimburse Morgan Stanley, the Company, Parent and Seller for any and all such costs and expenses incurred by any of them upon written request provided, however, the Parties may, but shall not be obligated to, make any material payment or deliver anything of material value to any third party in order to obtain any consent, approval or authorization.

(e)           Morgan Stanley, the Company, Parent, Seller, Buyer and OFC shall use all reasonable best efforts to negotiate and enter into the Ancillary Documents at or prior to the Closing in the forms attached as exhibits hereto along with any modifications agreed to between the parties thereto; provided, however, that to the extent that Morgan Stanley, the Company, Parent, Seller, Buyer and OFC do not agree to any modifications to the Ancillary Documents, the Ancillary Documents shall be entered into in the forms attached as exhibits hereto.

Section 7.5           Confidentiality; Public Announcements.

(a)           The terms of the letter agreement dated June 21, 2011 between Buyer and Morgan Stanley & Co. LLC (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects and its term (i.e., the term referred to in Section 15 of the Confidentiality Agreement) shall be deemed extended until the date two years from the date hereof.

49

(b)           Notwithstanding anything to the contrary in Section 7.5(a), following the date hereof, except as required by applicable Law, OFC and its Subsidiaries shall not disclose or use for any purpose information with respect to Seller and its Subsidiaries (other than information relating to the Purchased Assets, the Restricted Servicing Rights, Assumed Liabilities, the Excluded Liabilities or any rights or obligations under any Transaction Agreement) that is obtained by Buyer in connection with this Agreement and the transactions hereunder. OFC and its Subsidiaries shall not make such information available to any Affiliate or any other Person (other than Buyer, the Company and their respective Subsidiaries); except that the foregoing requirements of this Section 7.5(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than, as a result of disclosure by the Buyer or its Subsidiaries in violation of this Agreement or the Confidentiality Agreement, (ii) any such information is required by applicable Law or Governmental Entity to be disclosed, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding with respect to the Transaction Agreements) or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a Party hereto or any Affiliate of such party) that is not bound by a confidentiality agreement with respect to such information; provided, that in the event Buyer or any of its Subsidiaries is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any information, Buyer shall, or shall cause its Subsidiary to, (a) promptly provide Parent and Seller with written notice of such requirement to the extent permitted by Law, (b) furnish only that portion of the information that Buyer or its Subsidiary is advised by opinion of counsel is legally required and (c) use its reasonable best efforts to obtain assurance that confidential treatment will be accorded such information.

(c)           No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of Buyer, on the one hand, and the Company, Parent and Seller, on the other hand, unless required by Law in which case Buyer, the Company, Parent or Seller, as applicable, shall be given a reasonable opportunity to review and comment upon such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit the Company, Parent, Seller or Buyer from making any announcement to its equityholders to the extent the Company, Parent, Seller or Buyer, as applicable, reasonably determines in good faith that such announcement is necessary or advisable due to its (or its Affiliates’) status as a publicly traded company.

Section 7.6           Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to), contact any employee (excluding executive officers), client, customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned).

50

Section 7.7           Maintenance of Books and Records.

(a)           After the Closing, Buyer shall, and shall cause its Subsidiaries to retain and preserve, all pre-Closing Date records, computer tapes, systems and other documents to the extent relating to the Purchased Assets, the Restricted Servicing Rights and the Assumed Liabilities possessed or to be possessed by such Person. Upon any reasonable request from Seller or its representatives, Buyer shall (or shall cause its relevant Subsidiary to) (a) provide to Seller or its representatives reasonable access to such records during normal business hours and (b) permit Seller or its representatives to make copies of such records, in each case at no cost to Seller or its representatives (other than for reasonable out-of-pocket expenses); provided that nothing in this Section 7.7 shall require Buyer or any of its Subsidiaries to disclose any information if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that each Party shall cooperate in any commercially reasonable efforts and requests for waivers or other arrangements that would enable otherwise required disclosure to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or require Buyer or any of its respective Affiliates to disclose its Tax records. Such records may be sought under this Section 7.7(a) for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, regulatory, securities law disclosure or other similar purpose (other than for purposes relating to claims between Buyer and Seller or any of their respective Subsidiaries under this Agreement or any Ancillary Document).

(b)           Notwithstanding the foregoing and subject to applicable Law, following the seventh (7th) anniversary of the Closing Date, any and all such records may be destroyed by Buyer (or its Subsidiary) if Buyer sends to Seller written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless Seller notifies Buyer that such Seller desires to obtain possession of such records, in which event Buyer shall transfer the records to Seller and Seller shall pay all reasonable expenses of Buyer in connection therewith.

Section 7.8           Post-Closing Cooperation in Connection with Actions.

(a)           From and after the Closing, OFC shall, and shall cause each of its Subsidiaries to, subject to applicable Law, notify Parent and Seller of the existence of any MS Claim of which OFC or any of its Subsidiaries becomes aware. Subject to the provisions of this Section 7.8, from and after the Closing Date, OFC shall cause each of its Subsidiaries to reasonably and actively cooperate in good faith, engage in communications and share, exchange and jointly create documents, information, and analyses in connection with, and in order to enable Parent, the Company and Seller to respond to, MS Claims. Such cooperation shall include, without limitation, (i) the provision to Parent, the Company and Seller of all records and information relating to the Seller, the Company or its Subsidiaries, as the case may be, concerning MS Claims as reasonably requested by Seller, (ii) making employees (and, to the extent reasonably feasible, former employees) reasonably available on a mutually convenient basis to provide information concerning MS Claims and explanation of any Materials provided hereunder, (iii) making employees (and, to the extent reasonably feasible, former employees) reasonably available on a mutually convenient basis for purposes of investigating any MS Claim, as well as the preparation of any work in connection with any MS Claims, (iv) making employees (and, to the extent reasonably feasible, former employees) available to provide testimony at a deposition, trial or other proceeding concerning any MS Claim, (v) providing Parent and Seller with access to Materials, documents, emails and data residing with or in the possession, custody or control of OFC, its Subsidiaries or employees (and to the extent reasonably feasible, former employees) relating to any MS Claim and (vi) consultation and coordination regarding Parent’s or Seller’s defense or prosecution of any MS Claim. To the extent that Parent, Seller, the Company and OFC and any of its Subsidiaries are parties to the same MS Claim, the appropriate Parties shall consult as to strategy and seek to coordinate their actions. The Parties agree that, unless otherwise provided in this Agreement (including pursuant to Article 11 hereof), all out-of-pocket third party costs and expenses (for the avoidance of doubt excluding allocation of overhead or employer costs) incurred in connection with this Section 7.8 (including, for the avoidance of doubt, any records or information relating to any employee benefits) shall be at the sole cost and expense of the party requesting such information.

51

(b)           Parent, Seller, the Company and OFC and each of its Subsidiaries each agree, on behalf of itself and its respective counsel and other representatives and advisors, that any communications or Materials shared between the Parties or their counsel or other representatives regarding any MS Claim, without regard to whether such communications or Materials were shared prior to the Closing Date, are intended to be and shall be deemed strictly confidential and protected to the fullest extent permitted by Law, including pursuant to the attorney-client privileges, the work product doctrine, the joint defense privilege, the self critical analysis privilege and any other privilege or immunity available under applicable Law, whether or not so identified or marked. The protection from disclosure includes, but is not limited to, disclosure in litigation relating to MS Claims or any other Actions.

(c)           The Parties agree that if any attempt is made by any third party to secure or obtain Materials, the other Party shall be promptly notified and shall be given copies of any writings or documents, including subpoenas, summonses and the like, which relate to the attempt by the third party to obtain the information. The Parties further agree that if a request is made, whether formally or informally, by any Person or entity (whether a Governmental Entity or otherwise) for OFC or its Subsidiaries to make available, for any purpose, including interviews or taking of testimony, any current or former employees, any current or former employees of Parent, Seller, the Company or any of their Subsidiaries, Materials, records and information relating to MS Claims (or any other matters in which Parent, Seller, the Company, OFC or any of their respective Affiliates has a continuing interest), neither Seller, OFC nor their respective Subsidiaries may disclose any of the foregoing or make any employees of OFC or any of its Subsidiaries or employees of Parent, Seller or any of their Subsidiaries available, unless and until (i) the Person proposing to make the disclosure notifies the Parties to this Agreement of such request (such notice to include the provision of copies of any writings or documents, including subpoenas, summonses and the like, which relate to the request by such Person or entity (whether a Governmental Entity or otherwise) to obtain such information) and (ii) the Parties receiving such notice are given reasonable time to take all reasonable steps necessary to prevent or limit (x) disclosure of any Materials or records or information or (y) the making available of any employees of OFC or any of its Subsidiaries and employees of Parent, Seller or any of their Subsidiaries. The Parties agree that nothing herein shall require any Party hereto to take any action as may be prohibited or refrain from taking any action as may be required by Law.

52

(d)           Any Materials created or produced by OFC or its Subsidiaries shall only be used in connection with the MS Claims to which they relate. The Materials shall remain the property of OFC or its Subsidiaries, as the case may be, and, following the conclusion of MS Claims, shall be destroyed or returned to OFC or its Subsidiaries, as the case may be, upon twenty (20) days’ written notice.

(e)           Notwithstanding any other provision of this Agreement, from and after the Closing Date, OFC shall and shall cause each of its Subsidiaries to retain and preserve in a readily readable and accessible form any and all Materials (including any documents, emails or other data) and any records and information relating to any MS Claims, including any of the foregoing in the possession of any employees of OFC and its Subsidiaries.

(f)           The Parties hereto and their respective counsel believe that (i) there is a mutuality of interest with respect to matters contemplated by this Section 7.8 (“Common Interest Matters”) and (ii) communications between or among the Parties’ counsel and communications involving the Parties in the presence of such counsel regarding Common Interest Matters have been and will continue to be essential to the provision of legal advice regarding Common Interest Matters and the continued effective representation of the Parties in connection with Common Interest Matters, whether or not litigation has been or may be commenced regarding any Common Interest Matters. Accordingly, each Party hereto agrees, on behalf of itself and its respective counsel and other representatives and advisors, that this Agreement and any other communications between the Parties or their counsel regarding Common Interest Matters are intended to be strictly confidential and protected to the fullest extent by the attorney-client privileges and work product doctrine, whether or not so identified or marked. The protection from disclosure includes disclosure in litigation relating to Common Interest Matters. Notwithstanding anything to the contrary herein, nothing shall (i) prevent the disclosure of the existence of this Agreement or the terms hereof to the extent that such disclosure is required by applicable Law or (ii) except as expressly provided in Section 7.8(h), affect or otherwise limit the rights of the Parties to indemnification pursuant to Article 11.

(g)           Each Party acknowledges that, as a result of this Agreement, legal counsel for each of the other Parties may have access to confidential information of such Party in the form of Materials. Each Party hereby acknowledges and agrees that nothing in this Agreement and no sharing of information with such legal counsel pursuant to the terms of this Agreement shall be deemed to create an attorney-client relationship between any attorney and anyone other than the client of that attorney. Each Party hereby represents and agrees that it will not seek to disqualify counsel for any other Party from continuing to represent such other Party in any subsequent proceedings (including with respect to any proceedings relating to any indemnification obligations pursuant to Article 11), whether or not that other Party’s interests become adverse to it, on the basis of access to information obtained hereunder.

53

(h)           With respect to any Shared Litigation, regardless of whether such Shared Litigation may be the subject of a claim for indemnification under Article 11 hereof, Parent and/or Seller shall have the right to participate in the settlement or defense of such Shared Litigation with counsel chosen by Parent or Seller (the fees and expenses of such counsel shall be borne by Parent or Seller, as applicable unless otherwise expressly provided in Article 11 hereof). In addition, each Party hereto further agrees with respect to any such Shared Litigation that, notwithstanding anything to the contrary set forth in Article 11: (i) Parent or Seller shall have the right at any point in time, at its option, to assume the conduct and control of the settlement or defense of such Shared Litigation by giving written notice thereof to Buyer or OFC, in which case Parent or Seller, as applicable, shall be deemed the Controlling Party within the meaning of Section 11.3 of this Agreement with all of the rights and obligations attendant thereto as set forth in said Section 11.3 (including the provisions of Section 11.3(i) relating to the settlement and compromise of claims); provided, however, that, to the extent either Parent or Seller exercises its right to serve as Controlling Party with respect to any such Shared Litigation, it shall, as a condition of exercising such right, agree to indemnify and hold harmless the Buyer Indemnitees from any Losses suffered or paid in such Shared Litigation, except to the extent that a Seller Indemnitee would be entitled to indemnification under Article 11 hereof in respect of such Shared Litigation and (ii) until such time as either Parent or Seller elects to serve as the Controlling Party pursuant to clause (i) of this sentence, Parent or any of its Controlled Affiliates, as applicable, on the one hand, and OFC or any of its Subsidiaries, as applicable, on the other hand, shall each defend the claims against it, no Person shall be deemed to be the Controlling Party and no Person shall have the right to make any settlement, compromise or offer to settle or compromise such Shared Litigation as it relates to the other Person. “Shared Litigation” shall mean any Action (including those listed in Section 7.8(h) of the Disclosure Schedules) where (i) any of (A) OFC or its Subsidiaries or (B) Parent or any of its Controlled Affiliates is a defendant (the “Defendant Party”), and (ii) at least one of the parties in (A) and one of the parties in (B) above (each, a “Shared Defendant Party”), if such Action is resolved adversely, would reasonably be expected to suffer liability in connection with such Action, and (iii) it is not reasonably practicable to separate such Action into two parts such that neither such part would constitute Shared Litigation; provided, however, that to the extent that subsequent facts and circumstances with respect to such Action become known such that such Action no longer constitutes a Shared Litigation, such Action shall not be deemed a Shared Litigation and, thereafter, the provisions of this Section 7.8 shall cease to be applicable thereto. In the case of any Shared Litigation that is the subject of a claim for indemnification under Section 11.2(a), Parent and Seller may elect to proceed under the provisions of Article 11 or this Section 7.8 by written notice to OFC.

(i)           OFC shall not, and shall cause the each of its Subsidiaries not to, sell, offer for sale, assign, pledge, dispose of, arrange for a third party to subservice or otherwise transfer in any manner any of the MS Servicing Rights or Servicing Rights without (x) providing ten (10) Business Days’ prior written notice to Parent and Seller of such anticipated sale, assignment, pledge, disposition, subservicing arrangement or transfer and (y) procuring from any such transferee an agreement in writing in a form prescribed by Seller to be bound by all provisions of this Section 7.8 for the benefit of Parent, Seller and their Affiliates.

(j)           Seller’s Affiliates following the Closing Date are intended to be third party beneficiaries of this Section 7.8.

Section 7.9           Seller Guarantees and Other Credit Support. Buyer shall use its reasonable best efforts to procure the release by the applicable counterparty of each Contract set forth on Section 7.9 of the Disclosure Schedules, effective as of the Closing, of any continuing obligation of Seller or any Affiliate of Seller, including any guarantee of obligations of the Company, or provide credit support to the Company under any such Contract and following the Closing shall indemnify and hold harmless Seller and each such Affiliate from and against any Losses resulting from or relating to any such obligation.

54

Section 7.10           Parent Intellectual Property; Trade Names and Trademarks.

(a)           Buyer, for itself and its Affiliates, acknowledges and agrees that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the names “Morgan Stanley” or any trade names, trademarks, Internet domain names, tag-lines, identifying logos or service marks related thereto or employing the wording “Morgan Stanley”, “Morgan Stanley” formative marks, or any variation of the foregoing in this sentence or any confusingly similar trade name, trademark, Internet domain name, service mark or logo (collectively, the “MS Names and Marks”), and neither Buyer nor any of its Affiliates shall have any rights in the MS Names and Marks and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Parent or any of its Controlled Affiliates in or to the MS Names and Marks.

(b)           Buyer agrees that, except in connection with historical references to the Business, following the Closing Date, Buyer and its Controlled Affiliates shall not have any right to use the MS Names and Marks, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words and Buyer shall, within twenty (20) days following the Closing, re-label, destroy (or for electronic materials, delete) all Purchased Assets, if any, bearing the MS Names and Marks, including signage, advertising, promotional materials, policy forms, insurance cards, claim forms, renewal notices, communications to policy holders, software, electronic materials, collateral goods, stationery, business cards, web sites, and other materials, and make all necessary filings with any office, agency or body to effect the elimination of any use of the MS Names and Marks from the businesses of the Company and its Subsidiaries. Notwithstanding the foregoing, nothing herein shall (i) prohibit Buyer or its Affiliates from maintaining materials bearing the MS Names and Marks for non-public (e.g. archival) use, (ii) require Buyer or its Affiliates to recall or cause the destruction of any materials not in its possession or control as of the Closing Date (e.g. materials distributed to third parties prior to the Closing Date) or materials archived on the internet on a website not operated by or on behalf of Buyer or its Affiliates (e.g. cached pages of third party websites), or (iii) give rise to liability of Buyer or its Affiliates in the event materials remain in the private possession of Buyer or its Affiliates following its good faith efforts to comply with this provision.

Section 7.11           Delivery of Debt Commitment Letters. Buyer shall use reasonable best efforts to deliver to Seller, on or before March 29, 2012, executed Debt Commitment Letters (the date on which such debt commitment letters are delivered to Seller, the “Delivery Date”) on terms, which in the aggregate, are not materially less favorable to OFC than the Debt Commitment Letters set forth on Section 6.6(a) of the Disclosure Schedules to the Original Purchase Agreement (the “Original Commitment Letters”) and, when compared to the terms and condition of the Original Commitment Letters, (x) do not impose new or additional conditions or otherwise expand the conditions to the Debt Financing, (y) do not amend or modify any other term of the Debt Financing in a manner that would reasonably be expected to (I) make the timely funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (II) adversely impact the ability of OFC to enforce its rights against other parties to the Debt Commitment Letters or the definitive agreements with respect thereto and (z) are not reasonably expected to hinder or delay the Closing.

55

Section 7.12           Ancillary Documents. On the Closing Date, each of Seller and Buyer shall (and, if applicable, each shall cause its respective Affiliates to) execute and deliver each of the Ancillary Documents to which it (or any such Affiliate) is a party if such Ancillary Document has not been executed prior thereto.

Section 7.13           Notice of Certain Events. From the date hereof until the Closing Date, each Party will, subject to applicable Law, promptly notify the other Party of:

(a)           any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c)           the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; provided, however, that the obligation to give notice pursuant to this Section 7.13 shall not be deemed a covenant or obligation for the purposes of Section 9.2(b) or Section 9.3(b);

(d)           any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(e)           any written material action, suit, claim, investigation or proceeding commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.13 on Section 3.13 of the Disclosure Schedules; and

(f)           any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article 9 becoming incapable of being satisfied.

Notwithstanding the foregoing, no delivery of any notice pursuant to this Section 7.13 shall (i) have any effect for the purpose of qualifying the representations and warranties of the notifying party contained herein, or be deemed to cure any misrepresentation or breach of warranty that might otherwise have existed hereunder by reason of the omission of such item from the Disclosure Schedules or (ii) limit or otherwise affect any of the remedies available to any party pursuant to this Agreement or the representations, warranties, covenants, agreements or conditions to the obligation of the parties under this Agreement.

56

Section 7.14           Debt Financing Activities.

(a)           OFC shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) following the Delivery Date maintain in effect the Debt Financing and the Debt Commitment Letters, (ii) arrange and obtain the proceeds of the Debt Financing on terms and conditions described in the Debt Commitment Letters, (iii) enter into definitive financing agreements with respect to the Debt Financing on the terms and conditions specified in the Debt Commitment Letters, so that such agreements are in effect as promptly as practicable but in no event later than the Closing, (iv) enforce its rights (including through litigation) under the Debt Commitment Letters, (v) consummate the Debt Financing at the Closing on the terms and conditions specified in the Debt Commitment Letters, (vi) satisfy all conditions to such definitive agreements that are applicable to OFC and its Subsidiaries, (vii) comply with its obligations under the Debt Commitment Letters, and (vii) cause the lenders and other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement. It is understood that it is not a condition to Closing under this Agreement for OFC to obtain the Debt Financing or any Alternative Debt Financing. Prior to the Closing Date, OFC shall provide to the Company copies of all final documents relating to the Debt Financing and shall keep the Company fully informed of material developments in respect of the Debt Financing process relating to this transaction. Without limiting the generality of the foregoing, OFC shall give the Company prompt notice following the Delivery Date (i) of any material breach or default by any party to any Debt Commitment Letters or definitive document related to the Debt Financing of which OFC becomes aware; and (ii) of the receipt of any written notice or other written communication from any Debt Financing source with respect to any: (A) material breach, default, termination or repudiation by any party to any Debt Commitment Letters or any definitive document related to the Debt Financing of any provisions of the Debt Commitment Letters or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letters or any definitive documents related to the Debt Financing; provided, that neither OFC nor its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege; provided, further, that OFC shall use reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within five (5) Business Days of the date the Company delivers to OFC a written request, OFC shall provide any information reasonably requested by the Company relating to any circumstances referred to in clause (i) or (ii) of the immediately preceding sentence. Prior to the Closing, OFC shall not agree to, or permit, any amendment or modification of, or waiver under, the Debt Commitment Letters or other final documentation relating to the Debt Financing without the prior written consent of the Company, except OFC may amend, modify, supplement, restate or replace the Debt Commitment Letters, in whole or part, if such amendment, modification, supplement, restatement or replacement (w) does not reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Debt Financing is increased by a corresponding amount), (x) does not impose new or additional conditions or otherwise expand the conditions to the Debt Financing, (y) does not amend or modify any other term of the Debt Financing in a manner that would reasonably be expected to (I) make the timely funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (II) adversely impact the ability of OFC to enforce its rights against other parties to the Debt Commitment Letters or the definitive agreements with respect thereto and (z) is not reasonably expected to hinder or delay the Closing. OFC shall deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 7.14, references to “Debt Financing” shall include the Debt Financing contemplated by the Debt Commitment Letters as permitted to be amended, modified, supplemented, restated or replaced by this Section 7.14(a) and references to “Debt Commitment Letters” shall include any amendment, modification, restatement, supplement and replacement permitted by this Section 7.14(a).

57

(b)           In the event that, notwithstanding the use of reasonable best efforts by OFC to satisfy its obligations under Section 7.14(a), any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in Debt Commitment Letters (or any definitive financing agreement relating thereto) for any reason, (i) OFC shall promptly notify Parent and Seller of such unavailability and the reasons therefor and (ii) OFC shall, and shall cause its Subsidiaries to, use reasonable best efforts to arrange to obtain any such portion from alternative sources (including Parent and/or its Affiliates if Parent and/or its Affiliates elect to provide such financing) (on terms, which in the aggregate, are not materially less favorable to OFC) (the “Alternative Debt Financing”), to obtain a new Debt Financing commitment letter with respect to such Alternative Debt Financing (the “New Debt Commitment Letter”), a true and correct copy of which shall be promptly provided to the Company, and to enter into definitive agreements with respect thereto, in each case as promptly as practicable following the occurrence of such event. In the event any New Debt Commitment Letters are obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the Debt Financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters that are not superseded by New Debt Commitment Letters at the time in question and the New Debt Commitment Letters to the extent then in effect.

(c)           Prior to the Closing, Parent and Seller shall, and shall cause their respective Subsidiaries and Affiliates to, and shall use reasonable best efforts to cause their and their Affiliates’ and Subsidiaries’ respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) to, provide to OFC such cooperation with the Debt Financing as may be reasonably requested by OFC, which cooperation shall include, but not be limited to:

(i)           participation in a reasonable number of meetings, presentations and due diligence sessions;

(ii)           as promptly as reasonably practicable, furnishing OFC and its Debt Financing sources with reasonably requested financial and other reasonably available information regarding the Group Companies; and

(iii)           using its reasonable best efforts to provide monthly financial statements (excluding footnotes) of the Group Companies within fifteen (15) days of the end of each month prior to the Closing Date;

58

provided, that, (x) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the Business or the other operations of Parent, Seller, the Company or any of their respective Subsidiaries and (y) neither Parent, Seller nor any of its Subsidiaries (including the Company) shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing and (z) none of Parent, Seller, the Company or any of their respective Affiliates shall be required to pay any commitment or other similar fee or take any action that would subject it to any other liability in connection with the Debt Financing prior to the Closing or any other cost, expense or fee or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing. OFC acknowledges and agrees that neither the Parent, Seller, the Company nor any of their respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Debt Financing or any Alternative Debt Financing that OFC may raise in connection with the transactions contemplated by this Agreement. OFC shall indemnify and hold harmless Parent, Seller, its Subsidiaries and their respective representatives from and against any and all liabilities and Losses suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 7.14(c) and any information utilized in connection therewith). OFC shall, promptly upon request by Seller, reimburse Seller for all documented and reasonable out-of-pocket costs incurred by Seller, Parent or any of their Subsidiaries that are the financial responsibility of OFC pursuant to this Section 7.14(c).

Section 7.15           Transfer of Servicing.

(a)           All payments in respect of any Mortgage Loan for which the related Servicing Rights are included in the Purchased Assets, together with other funds or payments used to pay bills that relate to such Mortgage Loans received by Parent, Seller or any of their Affiliates after the Closing Date, shall be forwarded by Seller to Buyer within two (2) Business Days after receipt and proper identification by overnight mail. Each such payment in respect a Mortgage Loan so forwarded by Seller pursuant to the previous sentence shall be accompanied by an endorsement assigning such payment to Buyer.

(b)           As promptly as practicable following the date hereof, Parent, Seller and the Company, on the one hand, and Buyer shall work together in good faith to develop a plan to effect, from and after the Closing Date, the orderly transfer and integration of the Mortgage Loans and related Loan Files, the physical transfer of servicing, and the provision of customary notices to taxing authorities, insurance providers, escrow arrangements and the like (the “Conversion Plan”). Each of the Parent, Seller and the Company, on the one hand, and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as Conversion Plan on or prior to Closing. Buyer shall bear all costs and expenses of implementing the Conversion Plan as described in this Section 7.15(b).

(c)           As part of the Conversion Plan, the Seller and the Buyer each shall send the mortgagors under the Closing Date Mortgage Loans and Subsequent Transfer Mortgage Loans notification of the transfer of the Servicing Rights, which shall comply in all material respects with all applicable Law and related Servicing Agreements, including the federal Real Estate Settlement Procedures Act, as amended, and Regulation X, as amended. At least sixteen (16) days prior to the anticipated Closing Date or Subsequent Transfer Date, as applicable, and otherwise in accordance with applicable Law and related Servicing Agreements, the Seller shall mail the form of notification (which shall be in form and substance reasonably satisfactory to the Buyer) to the mortgagors under the applicable Mortgage Loans of the transfer of the applicable Servicing Rights and instruct the mortgagors to deliver all Mortgage Loan payments and related payments and all tax and insurance notices to, or as directed by, the Buyer on and after the Closing Date.

59

(d)           Upon reasonable request by the Buyer and subject to the terms and conditions of this Agreement, the Seller shall prepare, execute and furnish the Buyer with such limited powers of attorney to execute documents on behalf of the Seller in respect of the related Mortgage Loan documents and such other documents prepared by the Buyer (and reasonably satisfactory in form and substance to the Seller) as may be necessary or appropriate to enable the Buyer to liquidate, collect payments against and otherwise service and manage the Mortgage Loans, related mortgaged properties and REO Properties in accordance with the related Servicing Agreements.

Section 7.16           Regulation AB. Prior to the Closing Date, Parent and Seller shall use reasonable best efforts to, at Buyer’s sole cost and expense, cooperate with Buyer to deliver all information reasonably necessary and within Parent’s and Seller’s control for the period beginning on January 1, 2011 until Closing in order to allow Buyer to comply with its obligations for reporting under Regulation AB with respect to the Servicing Agreements, including any and all periodic audits and written evidence of compliance (or lack thereof) related to Regulation AB or the Uniform Single Attestation Program for Mortgage Bankers.

Section 7.17           Subservicing Transfer. If after the Closing an investor which owns Mortgage Loans for which Buyer provides servicing under the Servicing Agreements set forth on Section 7.17 of the Disclosure Schedules terminates such Servicing Agreement or transfers such servicing to a Person other than Buyer or any of its Affiliates, in either case other than as a result of a failure of Buyer (or any of its Subsidiaries) to comply with such Servicing Agreement or the active encouragement of Buyer or any of its Affiliates (a “Servicing Transfer”) prior to the one-year anniversary of the Closing Date, Seller shall pay Buyer as follows:

(a)           If such a Servicing Transfer occurs on or before the six-month anniversary of the Closing Date, Seller shall pay Buyer an amount equal to the product of the unpaid principal balance as of the date of such Servicing Transfer (“UPB”) of the Mortgage Loans relating to such Servicing Transfer multiplied by 0.001685.

(b)           If such a Servicing Transfer occurs after the six-month anniversary of the Closing Date but prior to the one-year anniversary of the Closing Date, Seller shall pay Buyer an amount equal to fifty percent (50%) of the product of the UPB of the Mortgage Loans relating to such Servicing Transfer multiplied by 0.001685.

In the event of any Servicing Transfer with respect to which Buyer is entitled to a payment from Seller pursuant to this Section 7.17, Seller shall pay Buyer the amount due Buyer within five (5) Business Days of Seller’s receipt of evidence of such Servicing Transfer.

60

Section 7.18           Regulation S-X. Parent shall use reasonable best efforts to cooperate with Buyer, at Buyer’s sole cost and expense, in connection with Buyer’s preparation of audited financial statements as of December 31, 2011 and for the year ended December 31, 2011 (collectively, the “Required Financials”) in a form that includes any applicable purchase accounting entries and that will allow Buyer to disclose such Required Financials as required pursuant to Rule 3-05 of Regulation S-X of the Securities Act; provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the Business or the other operations of Parent, Seller and their respective Subsidiaries and the preparation or delivery of any of the Required Financials shall not be a condition to the Closing in any manner.

Section 7.19           Mortgage Loans History; Investor Reporting and Reconciliation.

(a)           Immediately after the Closing (and any Subsequent Transfer Date), Parent and Seller shall be required to provide Buyer with (i) electronic copies of all of the full transaction history (including payment and comment history and any vendor invoices) with respect to each of the Mortgage Loans included within the Purchased Assets and (ii), for a period of at least four (4) months after the Closing, access to the staff at the Seller that is generally capable of responding to customary questions related to such full transaction history.

(b)           After the Closing (and any Subsequent Transfer Date), Parent and Seller shall (i) within twenty-five (25) days following such Closing Date or Subsequent Transfer Date, as applicable, prepare the final month remittance report with respect to the applicable Closing Date Mortgage Loans or Subsequent Transfer Mortgage Loans (other than with respect to any Mortgage Loans for which month-end remittance information is unavailable due to mid-cycle transfer) and (ii) within sixty (60) days following a applicable Closing Date or Subsequent Transfer Date, conduct the final P&I and T&I custodial account reconciliations with respect to the applicable Closing Date Mortgage Loans or Subsequent Transfer Mortgage Loans. With respect to any Mortgage Loans for which month-end remittance information is unavailable due to mid-cycle transfer, Seller shall provide Buyer with loan-level collection activity reports from the applicable immediately preceding remittance reporting cutoff date to the transfer date, and Buyer shall be responsible for subsequent monthly remittance reporting.

ARTICLE 8

TAX MATTERS

Section 8.1           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (collectively, “Transfer Taxes”) incurred in connection with transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller. Any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. If either Party is liable under Law for payment of such Transfer Taxes, the other Party shall pay the amount of its portion of such Transfer Tax no later than seven (7) Business Days after receipt of a request for payment from the paying Party. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns. Buyer and Seller shall reasonably cooperate to reduce or eliminate such Transfer Taxes to the extent permitted by applicable Law.

61

ARTICLE 9

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

Section 9.1           Conditions to the Obligations of the Company, Parent, Buyer and Seller. The obligations of the Company, Parent, Buyer and Seller to consummate the transactions contemplated to occur on the Closing Date are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists) of the following conditions:

(a)           any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)           no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no proceeding shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition and be pending; provided, however, that each of Buyer, Parent, Seller, and the Company shall have used reasonable best efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered.

Section 9.2           Other Conditions to the Obligations of Buyer at the Closing. The obligations of Buyer to consummate the transactions contemplated to occur on the Closing Date are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by Buyer of the following further conditions:

(a)            (i) the representations and warranties of the Company and Seller set forth in Sections 3.1(a), 3.2, 3.7(ii) and 3.22 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date, (ii) each of the other representations and warranties of the Company and Seller set forth Article 3 hereof (other than those specified in clause (i)) shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) the representations and warranties of Parent set forth in Sections 4.1 and 4.3 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date, (iv) each of the other representations and warranties of Parent set forth in Article 4 hereof (other than those specified in clause (iii)) shall be true and correct in all respects (without giving effect to any qualification as to “materiality” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not reasonably be expected to have, in the aggregate, a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement, (v) the representations and warranties of Morgan Stanley set forth in Section 5.1 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (vi) each of the other representations and warranties of Morgan Stanley set forth in Article 5 hereof (other than those specified in clause (v)) shall be true and correct in all respects (without giving effect to any qualification as to “materiality” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not reasonably be expected to have, in the aggregate, a material adverse effect on Morgan Stanley’s ability to consummate the transactions contemplated by this Agreement;

62

(b)           Parent, Morgan Stanley, Seller and the Company shall have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by Parent, Morgan Stanley, Seller and the Company under this Agreement on or prior to the Closing Date (other than the covenants contained in Section 2.4(a) which shall have been performed and complied with in all respects);

(c)           prior to or at the Closing, the Company shall have delivered, or caused to be delivered, the following closing documents:

(i)           a certificate of an authorized officer of each of the Company and Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(b) (as related to the obligations of the Company and Seller) and Section 9.2(i) have been satisfied by the Company and Seller;

(ii)           a certificate of an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a)(iii), Section 9.2(a)(iv) and Section 9.2(b) (as related to the obligations of Parent) have been satisfied by Parent;

(iii)           a certificate of an authorized officer of Morgan Stanley, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a)(v), Section 9.2(a)(vi) and Section 9.2(b) (as related to the obligations of Morgan Stanley) have been satisfied by Morgan Stanley; and

 (iv)           certified copies of resolutions of (A) Parent’s board of directors, (B) Seller’s board of directors and (C) the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

63

(d)           all consents, authorizations and approvals set forth on Section 9.2(d) of the Disclosure Schedules shall have been obtained and shall be in full force and effect on the Closing Date;

(e)           prior to or at the Closing, Parent and Seller shall have delivered the items contemplated by Section 2.4(a);

(f)           Seller shall have delivered to Buyer a certificate from Seller, in form and substance as prescribed by Treasury Regulations promulgated under Code section 1445, stating that Seller is not a “foreign person” within the meaning of Code section 1445;

(g)           Parent, Seller and the Company shall have delivered to Buyer at or prior to the Closing all final documentation effecting the consummation of the Restructuring Transactions (as set forth in Exhibit C) prior to the Closing;

(h)           Seller shall have delivered to Buyer executed counterpart signature pages from Seller and each of its Affiliates, as applicable, that are parties to the Ancillary Documents and all such Ancillary Documents shall be in effect as of the Closing (upon delivery of any such applicable signature pages by Buyer and its Affiliates, as applicable);

(i)           since the Execution Date, other than any matter or condition expressly described in the Disclosure Schedules, there shall not have occurred any event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 9.3           Other Conditions to the Obligations of the Company, Parent and Seller. The obligations of the Company, Parent and Seller to consummate the transactions contemplated to occur on the Closing Date are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company, Parent and Seller of the following further conditions:

(a)           (i) the representations and warranties of Buyer set forth in Section 6.1 and Section 6.2 hereof shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date, (ii) each of the other representations and warranties of Buyer contained in Sections 6.3 through Section 6.8 hereof (inclusive) shall be true and correct in all respects (without giving effect to any qualification as to “materiality” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specific date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, (iii) the representations and warranties of OFC set forth in Section 6.11 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (iv) each of the representations and warranties of OFC set forth in Section 6.12 hereof shall be true and correct in all respects (without giving effect to any qualification as to “materiality” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not reasonably be expected to have, in the aggregate, a material adverse effect on OFC’s ability to consummate the transactions contemplated by this Agreement;

64

(b)           Buyer and OFC shall have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by Buyer and OFC under this Agreement on or prior to the Closing Date (other than the covenants contained in Section 2.4(b) which shall have been performed and complied with in all respects);

(c)           prior to or at the Closing, Buyer shall have delivered, or caused to be delivered, the following closing documents:

(i)           a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 9.3(a)(i), Section 9.3(a)(ii) and Section 9.3(b) (as related to the obligations of Buyer) have been satisfied;

(ii)           a certificate of an authorized officer of OFC, dated as of the Closing Date, to the effect that the conditions specified in Section 9.3(a)(iii), Section 9.3(a)(iv) and Section 9.3(b) (as related to the obligations of OFC) have been satisfied; and

(iii)           a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(d)           all consents, approvals and authorizations set forth on Section 9.3(d) of the Disclosure Schedules shall have been obtained and be in full force and effect on the Closing Date;

(e)           prior to or at the Closing, Buyer shall have taken the actions, and delivered the items, contemplated by Section 2.4(b); and

(f)           Buyer shall have delivered to Parent and Seller executed counterpart signature pages from Buyer and each of its Affiliates, as applicable, that are parties to the Ancillary Documents and all such Ancillary Documents shall be in effect as of the Closing (upon delivery of any such applicable signature pages by Parent and Seller and their Affiliates, as applicable).

Section 9.4           Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by such Party’s failure to comply with its obligations under this Agreement.

65

ARTICLE 10

TERMINATION; AMENDMENT; WAIVER

Section 10.1           Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of Buyer and Seller;

(b)           by Buyer, if any of the representations or warranties of the Company and Seller set forth in Article 3, Parent set forth in Article 4 or Morgan Stanley set forth in Article 5 shall not be true and correct or if the Company, Parent, Morgan Stanley or Seller has failed to perform any covenant, obligation or agreement on the part of Seller, Parent or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in Section 9.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant, obligation or agreement, as applicable, are not cured (if curable) within twenty (20) days after written notice thereof is delivered to Seller; provided that Buyer is not then in breach of this Agreement so as to prevent the conditions to the Closing set forth in Section 9.3 from being satisfied;

(c)           by Seller, if any of the representations or warranties of Buyer or OFC set forth in Article 6 shall not be true and correct or if Buyer or OFC has failed to perform any covenant, obligation or agreement on the part of Buyer or OFC set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in Section 9.3 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant, obligation or agreement, as applicable, are not cured (if curable) within twenty (20) days after written notice thereof is delivered to Buyer; provided that neither Seller, Parent nor any Group Company is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.2 from being satisfied;

(d)           by either Party, if the transactions contemplated by this Agreement to occur on the Closing Date shall not have been consummated on or prior to May 1, 2012 (the “Termination Date”); provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(d) shall not have breached its obligations under Section 7.11 or Section 7.14 (with respect to Buyer) in any respect and shall not have breached its obligations under any other provision of this Agreement in any manner that shall have proximately caused the failure of the conditions to Closing set forth in Section 9.1, Section 9.2, or Section 9.3, as applicable, to be satisfied on or before the Termination Date; provided further that notwithstanding the foregoing, Buyer shall have the right to terminate the Agreement pursuant to this Section 10.1(d) if the Buyer Trigger Conditions have been satisfied as of the Termination Date and Buyer shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure of the conditions to Closing set forth in Section 9.1, Section 9.2, or Section 9.3 (other than Section 9.3(e)), as applicable, to be satisfied on or before the Termination Date; provided, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) for so long as Seller is pursuing an Action seeking to cause Buyer to comply with its obligations to consummate the transactions contemplated hereby, it being understood that if any such Action is pursued by Seller, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) unless Seller has exhausted its remedies hereunder and any related Actions shall have become final and nonappealable; provided, further, that Buyer shall only be entitled to terminate this Agreement pursuant to this Section 10.1(d) upon ten (10) Business Days’ written notice to the Seller (which notice Buyer shall only be entitled to give as from the tenth (10th) Business Day following the Termination Date);

66

(e)           by any Party, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction and shall have complied with all of the other terms of this Agreement; or

(f)           by Seller on or after May 1, 2012 if all of the conditions set forth in Article 9 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) or waived and Buyer fails to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 2.3.

Section 10.2           Effect of Termination.

(a)           In the event of the termination of this Agreement pursuant to Section 10.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, OFC, Parent, Morgan Stanley, Seller or the Company or their respective officers, directors or equityholders) with the exception of: (i) the provisions of this Section 10.2, Section 7.5, Section 7.8(b), Article 12 and the second to last sentence of Section 7.3(a), each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (ii) any liability of Buyer for any intentional breach of or failure to perform any of its obligations under this Agreement prior to such termination (including any failure by Buyer to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). For this purpose “intentional” means an action or omission that the breaching party knows or reasonably should have known is or would result in a breach of this Agreement.

(b)           In the event that this Agreement is terminated either:

(i)           by Seller pursuant to Section 10.1(f); or

(ii)           by Buyer pursuant to Section 10.1(d) and (A) except to the extent waived by Parent or Seller in accordance with this Agreement, the covenants and agreements contained in Section 7.11 and Section 7.14 shall have been complied with by Buyer in all respects as of the Termination Date and (B) the Closing has not occurred on or prior to the Termination Date due to the fact that Buyer has been unable to consummate the Debt Financing (with (A) and (B) collectively referred to herein as the “Buyer Trigger Conditions”), then in either such case, OFC shall, within two (2) Business Days after the date of such termination, pay or cause to be paid to Parent an amount equal to forty million dollars ($40,000,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent (it being understood that in no event shall OFC be required to pay the Termination Fee on more than one occasion).

67

(c)           Parent and Seller agree that notwithstanding anything to the contrary in this Agreement, in the event (x) the Termination Fee becomes payable and is actually paid by OFC to Parent in accordance with the terms of and for the reasons set forth in Section 10.2(b), (y) except to the extent waived by Parent or Seller in accordance with this Agreement, the Buyer has complied with the covenants and agreements contained in Section 7.11 and Section 7.14 and (z) the financing contemplated by the Debt Financing has not been funded, (i) the receipt of such Termination Fee by Parent shall be the sole and exclusive remedy (other than with respect to the right to enforce the funding of the Termination Fee and any costs and expenses that are payable to Parent or Seller in the event that Parent or Seller prevails in a suit commenced in accordance with Section 10.2(d)) of Parent, Morgan Stanley, Seller, the Company and their respective Affiliates and their respective officers, directors, employees, agents, successors and assigns against Buyer, OFC or any of their respective Affiliates or their respective officers, directors, employees, agents, successors and assigns for, and in no event shall Parent, Morgan Stanley, Seller, the Company or their respective Affiliates and their respective officers, directors, employees, agents, successors and assigns seek to recover any other money damages or seek any other remedy based on a claim in law or equity or otherwise with respect to, (A) any Loss suffered as a result of the failure of the transactions contemplated under this Agreement to be consummated, (B) the termination of this Agreement, (C) any Liabilities arising out of this Agreement or (D) any Action arising out of or relating to any breach, termination or failure of or under this Agreement, in each case (A), (B), (C) or (D), except with respect to the matters contemplated by Section 10.2(a)(i) which solely expressly survive the termination of this Agreement (and in such instance the matters contemplated by Section 10.2(a)(ii) shall expressly not survive the terminations of this Agreement), and (ii) other than with respect to any costs and expenses that are payable to Parent or Seller in the event that Parent or Seller prevails in a suit commenced in accordance with Section 10.2(d), the Parent, Seller and the Company hereby expressly waive, and shall cause their respective Affiliates to waive, any and all other rights or causes of action it or its respective Affiliates may have against OFC or its Affiliates now or in the future under any Law with respect to (A) any Loss suffered as a result of the failure of the transactions contemplated under this Agreement to be consummated, (B) the termination of this Agreement, (C) any Liabilities arising out of this Agreement or (D) any Action arising out of or relating to any breach, termination or failure of or under this Agreement, in each case (A), (B), (C) or (D) except with respect to the matters contemplated by Section 10.2(a)(i) which solely expressly survive the termination of this Agreement (and in such instance the matters contemplated by Section 10.2(a)(ii) shall expressly not survive the termination of this Agreement).

(d)           The Parties hereby acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if OFC fails to promptly pay the amount due to Parent pursuant to Section 10.2(b), and, in order to obtain such payment, Parent or Seller commences a suit that results in a judgment against Buyer or OFC for the amount of the Termination Fee or any portion thereof, then OFC shall pay to Parent or Seller, as applicable, their costs and expenses (including attorneys’ fees) in connection with such suit, together with interest payable at the Federal Funds Rate (as in effect on the date that the Termination Fee was required to be paid to Parent pursuant to Section 10.2(b)) on the amount awarded to Parent or Seller in such suit accruing from the date that the Termination Fee or portion thereof was required to be paid to Parent pursuant to Section 10.2(b) through the date that such amount and all of the Parent’s or Seller’s, as the case may be, costs and expenses are paid in full by OFC.

68

Section 10.3           Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer, Parent, Seller and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.3 shall be void.

Section 10.4           Extension; Waiver. Subject to Section 10.1(d), at any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Subject to Section 10.1(d), at any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company, Parent or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company, Parent and Seller contained herein or in any document, certificate or writing delivered by the Company, Parent or Seller pursuant hereto or (iii) waive compliance by the Company, Parent and Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as expressly provided in this Agreement, the failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND

COVENANTS; INDEMNIFICATION

Section 11.1           Survival of Representations, Warranties and Covenants.

(a)           (i) The representations and warranties of the Company, Parent, Morgan Stanley and Seller set forth in this Agreement or in any certificate delivered pursuant to Section 9.2(c) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date (the “Expiration Date”); provided, however, that the Seller Fundamental Representations and Warranties shall survive without limitation and (ii) the representations and warranties of the Company contained in Section 3.14 (Taxes) shall survive until thirty (30) calendar days after the expiration of the applicable statute of limitations.

(b)           The representations and warranties of Buyer set forth in this Agreement or in any certificate delivered pursuant to Section 9.3(c) shall survive the Closing until the Expiration Date; provided, however, that the representation and warranties of Buyer contained in Sections 6.1 (Organization), 6.2 (Authority) and 6.5 (Brokers) shall survive without limitation.

69

(c)           The covenants and other agreements contained in Article 7 shall terminate ninety (90) days following the Closing Date unless a specific covenant requires performance after the Closing Date, in which case such covenant shall survive until the date which is twelve (12) months following the date on which the performance of such covenant in Article 7 is required to be completed. The agreements and covenants set forth in Article 1, Article 2, Article 11 and Article 12 shall survive the Closing in accordance with their respective terms (and without any time limitation (including, without limitation, all Retained Liabilities and Loss Sharing Claims), unless a time limitation is otherwise expressly provided).

Section 11.2           General Indemnification.

(a)           Subject to the other provisions of this Article 11, from and after the Closing, Morgan Stanley, Seller and Parent shall jointly and severally indemnify, defend and hold Buyer, OFC and their respective Affiliates and any officers, directors, employees and agents of Buyer, OFC or any of their respective Affiliates (each a “Buyer Indemnitee”) harmless from any actual damages, losses, liabilities, obligations, claims of any kind, interest or reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses incurred in investigating, defending or settling any Action or enforcing any right to indemnification under this Agreement) (each, a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

(i)           any breach of any representation or warranty made by the Company, Morgan Stanley, Parent or Seller contained in Article 3, Article 4 or Article 5 of this Agreement or in any certificate delivered by Parent, Morgan Stanley, Seller or the Company, as applicable, prior to the Closing Date, in each case, pursuant to this Agreement;

(ii)           any breach by Parent, Morgan Stanley, the Company or Seller of (A) any of the covenants contained herein which are to be performed by Parent, Morgan Stanley, the Company or Seller before the Closing and (B) Parent, Morgan Stanley, the Company or Seller of any of the covenants contained herein which are to be performed by Parent, Morgan Stanley or Seller after the Closing;

(iii)           Loss Sharing Claims to the extent necessary so that Seller (and the other Seller Indemnitees) shall bear, whether directly or through the indemnification provided in this Section 11.2(a)(iii), (A) first, seventy-five percent (75%) of each claim in respect of such Losses until the aggregate amount paid by Seller or any other Seller Indemnitee pursuant to Section 11.2(a)(iii)(A) is equal to sixty percent (60%) of the Shared Loss Cap and (B) thereafter, twenty-five percent (25%) of each claim in respect of such Losses until the aggregate amount paid by Seller or any other Seller Indemnitee pursuant to Section 11.2(a)(iii)(A) is equal to the Shared Loss Cap; and

(iv)           any Retained Liability.

In the event a Loss would be eligible for indemnity under either Section 11.2(a)(i) or Section 11.2(a)(iii), on the one hand, and Section 11.2(a)(iv), on the other hand, such Loss shall be recoverable only under Section 11.2(a)(iv). In the event a Loss would be eligible for indemnity under either Section 11.2(a)(i) or Section 11.2(a)(iii), such Loss shall be recoverable only under Section 11.2(a)(iii).

70

Notwithstanding anything to the contrary herein, to the extent that Seller or any of its Affiliates has incurred any legal fee or similar cost or expense in connection with the prosecution or defense of any Claim or a Third Party Claim, then Seller (or such Affiliate) shall retain any right of reimbursement or indemnity for such legal fees, costs and expenses enforceable against any Person in relation to such Claim or Third Party Claim.

(b)           Subject to the other provisions of this Article 11, from and after the Closing, Buyer and OFC jointly and severally indemnify, defend and hold Morgan Stanley, Parent, the Company and Seller and their respective Affiliates and any officers, directors, employees and agents of Parent, the Company, Seller or any of their respective Affiliates (each a “Seller Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

(i)           any breach of any representation or warranty made by Buyer or OFC contained in Article 6 or in any certificate delivered to the Company pursuant to this Agreement;

(ii)           any breach by Buyer or OFC of (A) any of the covenants or agreements contained herein which are to be performed by Buyer, OFC or their respective Affiliates before the Closing and (B) any of the covenants or agreements contained herein which are to be performed by Buyer, OFC or their respective Affiliates following the Closing;

(iii)           Loss Sharing Claims to the extent necessary so that Buyer (and the other Buyer Indemnitees) shall bear, whether directly or through the indemnification provided in this Section 11.2(b)(iii), (A) first, twenty-five percent (25%) of each claim in respect of such Losses until the aggregate amount paid by Seller or any other Seller Indemnitee pursuant to Section 11.2(a)(iii)(A) is equal to sixty percent (60%) of the Shared Loss Cap, (B) second, seventy-five percent (75%) of each claim in respect of such Losses until the aggregate amount paid by Seller or any other Seller Indemnitee pursuant to Section 11.2(a)(iii)(A) is equal to the Shared Loss Cap and (C) thereafter one hundred percent (100%) of any such Losses in excess of the Shared Loss Cap; and

(iv)           any claim or Action brought against Seller or any Seller Indemnitee at any time on or after the Closing Date relating to actions taken by Buyer, OFC or their respective Affiliates following the Closing (other than any Action the underlying facts and circumstances of which would otherwise entitle any Buyer Indemnitee to indemnification pursuant to or this Article 11), including any claim or Action resulting from or arising out of any act or omission, an actual or alleged breach or violation of Law, License or Permit or Contract by Seller or any of its Subsidiaries, in each case, following the Closing in connection with the performance by Buyer or any of its Subsidiaries of its obligations under the Servicing Agreements or the Purchased Assets.

In the event a Loss would be eligible for indemnity under either Section 11.2(b)(i) or Section 11.2(b)(iii), such Loss shall be recoverable only under Section 11.2(b)(iii).

71

Notwithstanding anything to the contrary herein, to the extent that Buyer or any of its Affiliates has incurred any legal fee or similar cost or expense in connection with the prosecution or defense of any Claim or a Third Party Claim, then Buyer (or such Affiliate) shall retain any right of reimbursement or indemnity for such legal fees, costs and expenses enforceable against any Person in relation to such Claim or Third Party Claim.

(c)           The obligations to indemnify and hold harmless pursuant to this Section 11.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 11.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof). No Buyer Indemnitee shall be entitled to be indemnified from or held harmless against any Loss pursuant to the terms of this Section 11.2 unless such Buyer Indemnitee delivers written notice of its claim for indemnification (a “Notice of Claim”) to Seller pursuant to Section 12.2 on or prior to the expiration of the applicable survival period set forth in Section 11.1. No Seller Indemnitee shall be entitled to be indemnified from or held harmless against any Loss pursuant to the terms of this Section 11.2 unless such Seller Indemnitee delivers a Notice of Claim to Buyer pursuant to Section 12.2 on or prior to the date of expiration of the applicable survival period set forth in Section 11.1.

Section 11.3           Third Party Claims.

(a)           If a claim or Action by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 11.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 11, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”), which Notice of Claim shall specify the provision of this Agreement pursuant to which indemnity is sought, the facts alleged to constitute the basis for such claim (taking into account the information then available to the Indemnified Party), the representations, warranties, covenants or agreements alleged to have been breached, if applicable, and the amount (or, to the extent not then determinable, the Indemnified Party’s good faith estimate thereof) that the Indemnified Party seeks hereunder from the Responsible Party; provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby (and then only to the extent of such prejudice).

(b)           The Responsible Party shall, subject to Section 7.8(h) in the case of Shared Litigation, have the sole power, at its option, to assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense thereof by giving written notice thereof to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense with counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of liability by the Responsible Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects not to conduct the defense and settlement of a Third Party Claim, then, subject to Section 11.3(c), Section 11.3(d) and Section 11.3(i) below, the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Responsible Party for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement (subject to Section 11.3(i) below).

72

(c)           Seller shall have the sole power, at its option, to assume the conduct and control the settlement or defense of any Loss Sharing Claim for which it will have at least a majority of the expected financial responsibility or any claim with respect to a Retained Liability, in each case, by giving written notice thereof to Buyer, and Buyer shall cooperate with Seller in connection therewith; provided that Seller shall permit Buyer to participate in such settlement or defense thereof with counsel chosen by Buyer (the fees and expenses of such counsel shall be borne by Buyer). Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of liability by Seller. So long as Seller is reasonably contesting any such Loss Sharing Claim or claim with respect to a Retained Liability in good faith, Buyer shall not pay or settle any such Loss Sharing Claim or claim with respect to a Retained Liability. If Seller elects not to conduct the defense and settlement of such Loss Sharing Claim or claim with respect to a Retained Liability, then, subject to Section 11.3(i) below, Buyer shall have the right to pay or settle such Loss Sharing Claim or claim with respect to a Retained Liability; provided that in such event Buyer shall waive any right to indemnity by Seller for all Losses related to such Loss Sharing Claim or claim with respect to a Retained Liability unless Seller shall have consented to such payment or settlement (subject to Section 11.3(i) below).

(d)           Buyer shall have the sole power, at its option, to assume the conduct and control the settlement or defense of any Loss Sharing Claim for which it will have at least a majority of the expected financial responsibility by giving written notice thereof to Seller, and Seller shall cooperate with Buyer in connection therewith; provided that Buyer shall permit Seller to participate in such settlement or defense thereof with counsel chosen by Seller (the fees and expenses of such counsel shall be borne by Seller). Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of Liability by Buyer. So long as Buyer is reasonably contesting any such Loss Sharing Claim in good faith, Seller shall not pay or settle any such Loss Sharing Claim. If Buyer elects not to conduct the defense and settlement of such Loss Sharing Claim, then, subject to Section 11.3(i) below, Seller shall have the right to pay or settle such Loss Sharing Claim; provided that in such event Seller shall waive any right to indemnity by Buyer for all Losses related to such Loss Sharing Claim unless Buyer shall have consented to such payment or settlement (subject to Section 11.3(i) below).

(e)           Notwithstanding anything in this Agreement to the contrary, whether or not the Responsible Party shall have assumed the conduct or control of the defense or settlement of a Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Responsible Party (which shall not be unreasonably withheld, conditioned or delayed). If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to assume the conduct or control of the defense or settlement thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The party who assumes the defense of any Third Party Claim pursuant to Sections 11.3(b), 11.3(c) and 11.3(d) is referred to herein as the “Controlling Party” and the other Party with respect to any such Third Party Claim is referred to herein as the “Non-Controlling Party.”

73

(f)           Subject to Section 7.8, all of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Affiliates to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(g)           If a Third Party Claim is a criminal claim (a “Criminal Third Party Claim”), the subject of such Criminal Third Party Claim may elect to assume the defense of such claim. If a Seller Indemnitee and a Buyer Indemnitee are each subjects of such Criminal Third Party Claim, each Party may elect to defend the claims against it, no Party shall be deemed to be the Controlling Party and no Party shall have the right to make any settlement, compromise or offer to settle or compromise such Criminal Third Party Claim as it relates to the other Party.

(h)           Other than with respect to Criminal Third Party Claims, any Non-Controlling Party may become the Controlling Party with respect to any Third Party Claim by releasing the initial Controlling Party from any and all liability under this Article 11 with respect to such Third Party Claim and indemnifying the initial Controlling Party against any and all Losses that may be incurred by the initial Controlling Party in connection with such Third Party Claim; provided, however, that if a Third Party Claim alleges wrongdoing by the Controlling Party or its Subsidiaries or involves other reputational matters relating to the Controlling Party or its Subsidiaries, the Non-Controlling Party may only become the Controlling Party with the consent of the initial Controlling Party, which consent shall not be unreasonably withheld.

(i)           The Controlling Party with respect to any Third Party Claim shall have the right to make any settlement, compromise, judgment or offer to settle or compromise such Third Party Claim with the prior written consent of the Non-Controlling Party (which shall not be unreasonably withheld), binding upon such Non-Controlling Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that such written consent of the Non-Controlling Party shall not be required in the event (i) such settlement, compromise, judgment or offer to settle or compromise such Third Party Claim does not (A) involve any finding or admission of any violation of Law or admission of any wrongdoing by the Non-Controlling Party or (B) materially encumber any of the assets of any Non-Controlling Party or adversely affect in any material respect the post-Closing operation of the business of the Non-Controlling Party or its Affiliates in any manner (provided that any settlement or compromise with a Governmental Entity that imposes terms or conditions not substantially more onerous to the Company or its Subsidiaries than the terms and conditions imposed by such Governmental Entity in settlements or compromises with any one or more of the Top Mortgage Servicers shall not be deemed to adversely affect in any material respect the post-Closing operation of the business of Buyer or any of its Affiliates in any manner), and (ii) the Controlling Party shall (A) pay or cause to be paid all amounts required to be paid by it under this Article 11 arising out of such settlement or judgment with the effectiveness of such settlement or judgment, and (B) obtain, as a condition of any settlement, compromise, judgment or offer to settle or compromise, or other resolution, an appropriate release of each Non-Controlling Party from any and all corresponding liabilities in respect of such Third Party Claim or the applicable portion thereof.

74

Section 11.4           Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 11.2 are subject to the following limitations:

(a)           The Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 11.2(a)(i) or Section 11.2(a)(ii)(A) until the total amount of Losses which the Buyer Indemnitees would recover under Section 11.2(a)(i) and Section 11.2(a)(ii)(A), but for this Section 11.4(a), exceeds two million dollars ($2,000,000) (the “Basket Amount”), in which case, the Buyer Indemnitees shall be entitled to recover Losses (including all Losses comprising the Basket Amount), except that claims related to any breach or inaccuracy in the Seller Fundamental Representations and Warranties shall not be subject to the Basket Amount.

(b)           The Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 11.2(b)(i) or Section 11.2(b)(ii)(A) until the total amount of Losses which the Seller Indemnitees would recover under Section 11.2(b)(i) and Section 11.2(b)(ii)(A) but for this Section 11.4(b), exceeds the Basket Amount, in which case, the Seller Indemnitees shall only be entitled to recover Losses (including all Losses comprising the Basket Amount), except that claims related to any breach or inaccuracy in the Buyer Fundamental Representations and Warranties shall not be subject to the Basket Amount.

(c)           The Buyer Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 11.2(a)(i) or Section 11.2(a)(ii)(A) unless such Loss (including any series of related Losses) equals or exceeds $25,000 (the “De Minimis Threshold”) nor shall any Loss that does not meet the De Minimis Threshold be considered in determining whether the Basket Amount has been met; provided, however, that claims related to any breach or inaccuracy in the Seller Fundamental Representations and Warranties shall not be subject to the De Minimis Threshold.

(d)           The Seller Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 11.2(b)(i) or Section 11.2(b)(ii)(A) unless such Loss (including any series of related Losses) equals or exceeds the De Minimis Threshold nor shall any Loss that does not meet the De Minimis Threshold be considered in determining whether the Basket Amount has been met; provided, however, that claims related to any breach or inaccuracy in the Buyer Fundamental Representations and Warranties shall not be subject to the De Minimis Threshold.

(e)           Subject to the last paragraph of Section 11.2(a), Morgan Stanley, Parent, the Group Companies and Seller shall have no liability under this Agreement to any Buyer Indemnitee for Losses in respect of Loss Sharing Claims other than pursuant to Section 11.2(a)(iii).

75

(f)           Other than Losses arising out of fraud or any breach or inaccuracy in the Seller Fundamental Representations and Warranties, the maximum aggregate liability of Morgan Stanley, Parent, the Group Companies and Seller with respect to Losses indemnifiable pursuant to Section 11.2(a)(i) and Section 11.2(a)(ii)(A) shall be $5,928,700.

(g)           Other than Losses arising out of fraud or any breach or inaccuracy in the Buyer Fundamental Representations and Warranties, the maximum aggregate liability of Buyer and OFC with respect to Losses indemnifiable pursuant to Sections 11.2(b)(i) and Section 11.2(b)(ii)(A) shall be $5,928,700.

(h)           The amount of any and all Losses shall be determined net of (i) any amounts actually recovered by the Indemnified Party under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses and (ii) any Tax benefits actually received with respect to such Losses.

(i)           The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 11.2(a) for any Loss to the extent that (i) such Loss was taken into account in the determination of the Final Purchase Price pursuant to Section 2.5 or (ii) the Buyer Indemnitees failed to mitigate or prevent such Loss as required by Law.

(j)           The Buyer Indemnitees and the Seller Indemnitees, in each case, shall not be entitled to recover or make a claim for any amounts in respect of consequential, incidental, special or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or other similar valuation methodology based upon multiples shall be used in calculating the amount of any Losses, except to the extent such damages are recovered by third parties in connection with claims made by such third parties that are indemnified under this Agreement.

(k)           In any case where a Indemnified Party recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 11.2(a) or Section 11.2(b), as applicable, such Indemnified Party shall promptly pay over to the Responsible Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Responsible Party to or on behalf of such Indemnified Party in respect of such matter and (ii) any amount expended by the Responsible Party in pursuing or defending any claim arising out of such matter.

Section 11.5           Treatment of Indemnity Payments. For Tax purposes, any payment pursuant to this Article 11 shall be treated as an adjustment to the Final Purchase Price.

Section 11.6           No Set Off. Neither Buyer nor Seller have any right to set off any indemnification claim pursuant to this Article 11 against any payment due pursuant to Article 2 or any Ancillary Document.

76

Section 11.7           Exclusive Remedy. Except in the case of fraud or where a Party seeks to obtain specific performance pursuant to Section 12.14, from and after the Closing the rights of the parties to indemnification pursuant to the provisions of this Article 11 shall be the sole and exclusive remedy for the parties hereto with respect to any matter in any way arising from or relating to (i) this Agreement or its subject matter or (ii) any other matter relating to Seller or any of the Group Companies prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving Seller or any of the Group Companies prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and that the Buyer Indemnitees shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Section 11.2(a). Except in the case of fraud, Buyer acknowledges and agrees that the Buyer Indemnitees may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s and the Buyer Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 11.1 and Section 11.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Subject to the foregoing provisions of this Section 11.7, to the maximum extent permitted by Law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws at common law, in equity or otherwise. Nothing in this Section 11.7 shall operate to interfere with or impede the operation of the provisions of Section 2.5 or any Ancillary Document or the rights of either Party to seek equitable remedies to enforce any covenant of a Party to be performed after the Closing.

ARTICLE 12

MISCELLANEOUS

Section 12.1           Entire Agreement; Assignment. This Agreement and the Ancillary Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent of Buyer and Seller; provided, (i) Buyer may assign this Agreement to any Subsidiary of Buyer or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender (or any Subsidiary or Affiliate thereof) shall in any way affect Buyer’s obligations or liabilities under this Agreement, and (ii) after the Closing, Seller may assign this Agreement to any of its beneficial owners or successors by operation of law; provided that no assignment to any beneficial owners or successors by operation of law shall in any way affect Seller’s (or any of its Affiliates) obligations or liabilities under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.1 shall be void.

77

Section 12.2           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed received (i) upon delivery in person to the Party to be notified, (ii) when sent by facsimile (followed by overnight courier) or e-mail (followed by overnight courier), in each case, if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) three (3) days after having been sent by registered or certified mail (postage prepaid, return receipt requested), or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case, at the following respective addresses:

To Buyer or OFC:

c/o Ocwen Financial Corporation

P.O. Box 24737

West Palm Beach, FL 33416

Attention: Paul A. Koches, Executive Vice President/General Counsel

Facsimile:     (561) 682-8177

E-mail:           Paul.Koches@ocwen.com

with a copy (which shall not constitute notice to Buyer) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10022

Attention: James Moriarty

                      Russell Pinilis

Facsimile:     212-715-8000

E-mail:           jmoriarty@kramerlevin.com

                       rpinilis@kramerlevin.com

To Seller, Morgan Stanley, the Company or Parent:

c/o Morgan Stanley

1585 Broadway

New York, NY 10036

Attention:    Frank Telesca

Facsimile:     212 507-8305

E-mail:           Frank.Telesca@morganstanley.com

with a copy (which shall not constitute notice to Seller) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention:    Gregory B. Astrachan, Esq.

                       Rosalind Fahey Kruse, Esq.

Facsimile:      (212) 728-8111

E-mail:           gastrachan@willkie.com

                       rkruse@willkie.com

78

with a copy (which shall not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention:    Gregory B. Astrachan, Esq.

                       Rosalind Fahey Kruse, Esq.

Facsimile:      (212) 728-8111

E-mail:           gastrachan@willkie.com

                       rkruse@willkie.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 12.3           Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

Section 12.4           Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, Buyer shall pay all filing fees under the HSR Act; provided further that Parent and Seller shall bear all out of pocket fees and expenses of the Company and its Subsidiaries, including any amounts due to outside counsel, advisors and accountants, in connection with the negotiation and preparation of this Agreement and the Ancillary Documents and, prior to the Closing, the performance and consummation of the transactions contemplated herein and therein.

Section 12.5           Construction; Interpretation. The term “this Agreement” means this Agreement together with the Disclosure Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words imparting the singular shall also include the plural, and vice versa; (iv) “$” and “dollar” shall refer to U.S. dollars; and (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”.

79

Section 12.6           Exhibits and Disclosure Schedules. All exhibits and Disclosure Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Disclosure Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 12.7           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, Morgan Stanley (in the case of Article 5, Section 7.4, Article 11 and Article 12) and OFC (in the case of Section 6.11, Section 6.12, Section 7.4, Section 7.8, Section 7.14, Section 10.2(b), Article 11 and Article 12) and each of their successors and permitted assigns and, except as provided in Section 7.8 and Article 11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Buyer Indemnitees and Seller Indemnitees are intended third party beneficiaries of the applicable provisions of Article 11.

Section 12.8           Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

Section 12.9           Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12.10           Knowledge of the Company and Buyer.

(a)           For all purposes of this Agreement, the phrases “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company”, “to the Seller’s knowledge”, “to the knowledge of the Seller”, and “known by the Seller” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry (and shall not otherwise encompass constructive, imputed or similar concepts of knowledge) of the persons set forth on Section 12.10(a) of the Disclosure Schedules, none of whom shall have any personal liability or obligations regarding such knowledge.

80

(b)           For all purposes of this Agreement, the phrases “to Buyer’s knowledge”, “to the knowledge of Buyer”, and “known by Buyer” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry (and shall not otherwise encompass constructive, imputed or similar concepts of knowledge) of the persons set forth on Section 12.10(b) of the Disclosure Schedules, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 12.11           No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Party agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee or member of any other Party or any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Party or any current or future member of any Party or any current or future director, officer, employee or member of any Party or of any Affiliate or assignee thereof, as such, for any obligation of any Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided, however that nothing contained in this Section 12.11 shall limit or otherwise affect a Party’s rights and remedies pursuant to this Agreement or any of the other Ancillary Documents in respect of any case involving fraud.

Section 12.12           WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.13           Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 12.2. Nothing in this Section 12.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

81

Section 12.14           Remedies.

(a)           Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to Section 10.1, on the understanding that termination pursuant to Section 10.1(d) shall not be deemed “valid” for purposes of this Section 12.14 if the failure of the Closing to occur prior to the date set forth in Section 10.1(d) is solely the result of the failure by the Party seeking termination to perform its obligations under this Agreement, the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligation to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, Morgan Stanley, Parent, Seller and the Company shall be entitled to specific performance to cause Buyer to effect the Closing in accordance with Section 2.1 and Section 2.3 on the terms and subject to the conditions in this Agreement, only if (A) all conditions in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, including the funding of the Purchase Price amount in excess of the Debt Financing), have been satisfied or waived, (B) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, and (C) the Debt Financing has been funded or is available to be funded at the Closing if Buyer funds the remaining portion of the Purchase Price payable at Closing.

(b)           Seller shall be entitled to specific performance to cause Buyer to enforce the obligation of the Debt Financing sources to consummate the Debt Financing provided by the Debt Commitment Letters, including by demanding that Buyer file one or more lawsuits (in accordance with Section 7.14(a)(iv)) against the Debt Financing sources to fully enforce such Debt Financing sources’ obligations thereunder and Buyer’s rights thereunder if, but only if, each of the following conditions have been satisfied: (i) all of the conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, including the funding of the Purchase Price amount in excess of the Debt Financing), and (ii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3 and all of the conditions to the consummation of the financing provided by the Debt Commitment Letters have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, including the funding of the Purchase Price amount in excess of the Debt Financing).

82

(c)           Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Until such time as (1) Seller or Buyer, as applicable, elects to terminate this Agreement and (2) OFC pays the Termination Fee, if applicable, the remedies available to Seller and the Company pursuant to this Section 12.14 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and pursue the remedies available to it under Section 10.2, including the right to pursue any remedies under Section 10.2(a) and the right to collect the Termination Fee under Section 10.2(b).

Section 12.15           Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.16           Original Agreement. At any point in time from the date hereof until 5:00 p.m., New York time on March 19, 2012, Seller can elect for the Agreement to be amended and restated in the form of the Original Purchase Agreement after giving effect to the terms of Amendment No. 1 to the Purchase Agreement in the form attached hereto as Exhibit H, and the Parties shall be obligated to consummate the transactions contemplated by the Original Purchase Agreement as so amended, subject to the terms and conditions set forth therein.

[Signature pages follow]

83

IN WITNESS WHEREOF, each of the undersigned has caused this Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

SCI SERVICES, INC.

By:	/s/ Stephen Staid
Name: Stephen Staid
Title: President & CEO

SELLER:

SAXON MORTGAGE SERVICES, INC.

By:	/s/ Stephen Staid
Name: Stephen Staid
Title: President & CEO

MORGAN STANLEY (solely for purposes of Article 5, Section 7.4, Article 11 and Article 12):

MORGAN STANLEY

By:	/s/ Edgar A. Sabounghi
Name: Edgar A. Sabounghi
Title:

PARENT:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

By:	/s/ Edgar A. Sabounghi
Name: Edgar A. Sabounghi
Title:

[Signature Page to Purchase Agreement]

BUYER:

OCWEN LOAN SERVICING, LLC

By:	/s/ Ronald M. Faris
Name: Ronald M. Faris
Title: President & CEO

OFC (solely for the purposes of Section 6.11, Section 6.12, Section 7.4, Section 7.8, Section 7.14, Section 10.2(b), Article 11 and Article 12):

OCWEN FINANCIAL CORPORATION

By:	/s/ Ronald M. Faris
Name: Ronald M. Faris
Title: President & CEO

 [Signature Page to Purchase Agreement]